Exhibit 10.1

EQUITY PURCHASE AGREEMENT

dated as of

April 20, 2021

by and among

HG HOLDINGS, INC.,

NATIONAL CONSUMER TITLE INSURANCE COMPANY,

NATIONAL CONSUMER TITLE GROUP LLC,

SOUTHERN FIDELITY INSURANCE COMPANY,

SOUTHERN FIDELITY MANAGING AGENCY, LLC,

and

PREFERRED MANAGING AGENCY, LLC

TABLE OF CONTENTS

Page

ARTICLE I. CERTAIN DEFINITIONS	1

1.1	Definitions	1
1.2	Construction	13
1.3	Knowledge	14

ARTICLE II. SALE AND PURCHASE	14

2.1	Sale and Purchase	14
2.2	Purchase Price	14
2.3	Withholding	16
2.4	Post-Closing Purchase Price Adjustment	16

ARTICLE III. CLOSING	18

3.1	Closing	18
3.2	Seller Closing Deliveries	18
3.3	Purchaser Closing Deliveries	19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	19

4.1	Organization of the Companies	19
4.2	Due Authorization	20
4.3	No Conflict	20
4.4	Governmental Authorities; Consents	20
4.5	Capitalization	20
4.6	Financial Statements; No Undisclosed Liabilities; Debt; Accounting Controls	21
4.7	Litigation and Actions	22
4.8	Legal Compliance; Permits	22
4.9	Material Contracts; No Defaults	23
4.10	Company Benefit Plans	26
4.11	Labor Relations; Employees	27
4.12	Taxes	28
4.13	Brokers’ Fees	30
4.14	Insurance	30
4.15	Assets	30
4.16	Real Property	31
4.17	Intellectual Property	32
4.18	Environmental Matters	34
4.19	Absence of Changes	34
4.20	Insurance Policies	36
4.20	Insurance Policies	36
4.21	Insurance Accounts	36
4.21	Insurance Accounts	36
4.22	Affiliate Transactions	37
4.23	Accounts Payable	37
4.24	Accounts Receivable	37

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4.25	Bank Accounts; Credit Cards; Powers of Attorney	37
4.26	Solvency	38

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER	38

5.1	Organization	38
5.2	Due Authorization	38
5.3	No Conflict	38
5.4	Litigation and Actions	39
5.5	Governmental Authorities; Consents	39
5.6	Brokers’ Fees	39
5.7	Investment Purpose	39

ARTICLE VI. COVENANTS	39

6.1	Conduct of Business; Notice of Developments	39
6.2	Inspection	40
6.3	No Equity Transfers	40
6.4	Exclusivity	40
6.5	Directors’ and Officers’ Insurance and Indemnification	41
6.6	Confidentiality	42
6.7	Non-Solicitation; Non-Disparagement	42
6.8	Releases	44

ARTICLE VII. ADDITIONAL JOINT COVENANTS	45

7.1	Support of Transaction	45
7.2	Tax Matters	46
7.3	No Disclosure	48
7.4	Access to Books and Records Post-Closing	49
7.5	Insurance Reserves	49

ARTICLE VIII. CONDITIONS TO OBLIGATIONS	49

8.1	Conditions to Each Party’s Obligations	49
8.2	Conditions to Obligations of Purchaser	50
8.3	Conditions to the Obligations of the Sellers	51
8.4	Frustration of Closing Conditions	51

ARTICLE IX. TERMINATION/EFFECTIVENESS	51

9.1	Termination	51
9.2	Effect of Termination	52

ARTICLE X. INDEMNIFICATION	52

10.1	Survival of Representations, Warranties, Covenants and Agreements	52
10.2	Indemnification	53
10.3	Indemnification Claim Procedures	54
10.4	Limitations on Indemnification Liability	55
10.5	Tax Treatment of Indemnity Payments	56
10.6	No Recourse Against the Acquired Entities	56
10.7	Disregard Materiality	2

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10.8	Right of Setoff	2
10.9	Indemnification Sole and Exclusive Remedy	2

ARTICLE XI. MISCELLANEOUS	2

11.1	Waiver	2
11.2	Notices	2
11.3	Assignment	3
11.4	Rights of Third Parties	3
11.5	Expenses	3
11.6	Governing Law	4
11.7	Captions; Counterparts	4
11.8	Schedules and Annexes	4
11.9	Entire Agreement	4
11.10	Amendments	4
11.11	Severability	4
11.12	Jurisdiction	5
11.13	Enforcement	5

iii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of April 20, 2021, is entered into by and among HG Holdings, Inc., a Delaware corporation (“Purchaser”), National Consumer Title Insurance Company, a Florida corporation (“NCTIC”), National Consumer Title Group LLC, a Florida limited liability company (“NCTG” and, together with NCTIC, the “Companies” and each, a “Company”), Southern Fidelity Insurance Company, a Florida corporation (“SFIC”), Southern Fidelity Managing Agency, LLC, a Florida limited liability company (“SFMA”), and Preferred Managing Agency, LLC, a Florida limited liability company (“PMA” and together with SFIC and SFMA, each, a “Seller” and collectively, the “Sellers” and, together with Purchaser and the Companies, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, (i) SFIC owns 100% of the issued and outstanding shares of capital stock of NCTIC (the “NCTIC Shares”) and (ii) SFMA and PMA together own 100% of the membership interests of NCTG (the “NCTG Interests” and, together with the NCTIC Shares, collectively, the “Purchased Equity”);

WHEREAS, NCTG directly owns 50% of the membership interests of Title Agency Ventures, LLC, a Delaware limited liability company (“TAV”), and, by virtue thereof, indirectly owns 50% of the membership interests of Omega National Title Agency, LLC, a Florida limited liability company (“Omega” and, collectively with TAV, NCTIC and NCTG, the “Acquired Entities” and each, an “Acquired Entity”);

WHEREAS, PMA possesses certain data relating to the Business (as defined below) and desires to transfer such data (the “Business Data”) to NCTG at or prior to the Closing (as defined below); and

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Purchased Equity.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1	Definitions. As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning specified in Section 2.4(b).

“Accounts” means any accounts for insureds for whom any Acquired Entity placed insurance coverage.

“Acquired Entity” or “Acquired Entities” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, audit, assessment, charge, demand, complaint, litigation, arbitration, mediation or inquiry, or any proceeding or investigation (in each case, whether civil, criminal, administrative, investigative or informal), commenced, conducted, heard or pending by or before any Governmental Authority or Private Tribunal.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Equity of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise, or (c) being a director, officer, manager, partner, executor, trustee, beneficiary or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Lease Documents” has the meaning specified in Section 4.16.

“Assets” has the meaning specified in Section 4.15.

“Basket Amount” has the meaning specified in Section 10.4(b).

“Business” means the business of originating, underwriting, placing or selling title insurance in respect of real property (including residential real property or commercial real property, and including title insurance policies placed in the name of the property owner or any lender or financing source in respect of such property), operating or managing title insurance agencies or title insurance agents, and any activities related to, in furtherance of or incidental to any of the foregoing.

“Business Data” has the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Employees” has the meaning specified in Section 4.11(b).

“Business Intellectual Property” means all Intellectual Property used or held for use by any Acquired Entity in connection with the operation of its business as presently conducted, including all such Intellectual Property owned by each Acquired Entity and all such Intellectual Property owned by another Person.

“Cap” has the meaning specified in Section 10.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the SBA, the United States Department of Treasury or the Federal Reserve, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020 and Paycheck Protection Program Flexibility Act of 2020, as may be amended.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Statement” has the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986.

“Company” or “Companies” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.10(a).

“Competing Transaction” means any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, or similar transaction, of any material assets, any business or any Equity of any Company or Equity of TAV owned by NCTG.

“Computer Databases” means all electronic records, data and collections of the foregoing that can be accessed or read by a computer.

“Computer Software” means all types of computer software programs including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof and all written or electronic materials that explain the structure or use of software or that were used in the development of software, including logic diagrams, flow charts, code notes, procedural diagrams, error reports, manuals and training materials.

“Confidential Information” has the meaning specified in Section 6.6(a).

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and modifications thereto.

“Copyrights” means all works of authorship, regardless of the medium of fixation or means of expression, and all associated registrations and applications for registration, under the copyright laws of the United States or any other foreign country, for the full term and all renewals, extensions and restorations thereof.

“Damages” means all losses, Liabilities, damages, deficiencies, assessments, awards, judgments, penalties, reasonable amounts paid or incurred in defense or settlement, fees, costs and expenses (including interest, court and other legal proceeding costs and reasonable attorneys’ fees, fees of experts and witnesses and other legal costs and expenses) incurred or suffered by any Indemnified Party, including reasonably foreseeable lost profits and diminution in value to the Purchased Equity, but in any event shall exclude any consequential damages (other than reasonably foreseeable lost profits and diminution in value to the Purchased Equity) and punitive or exemplary damages except to the extent awarded a third party.

“Debt” means, with respect to any Person (and without duplication): (a) all obligations of such Person for borrowed money (including all principal, interest, penalties, fees, premiums or other amounts owed in respect thereof); (b) all deferred purchase price obligations of such Person (other than current trade payables that are not past due and that are payable in accordance with customary practices), including any earnouts, whether contingent or otherwise; (c) all other obligations of such Person evidenced by notes, bonds, debentures or similar instruments, but not including operating lease obligations that would not be classified as a balance sheet liability in accordance with GAAP; (d) all capital or financing lease obligations of such Person that would be classified as a balance sheet liability in accordance with GAAP; (e) all obligations of such Person relating to interest rate protection, swap agreements, hedging arrangements and collar agreements; (f) all obligations of such Person secured by any Lien existing on any property or asset owned by such Person (other than Permitted Liens), including all obligations related to financing secured by assets such as receivables (i.e. factoring and other asset based borrowing); (g) all unfunded or underfunded pension plan obligations of such Person, less any reserves established with respect thereto; (h) all reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments (to the extent drawn); (i) all financial obligations to Equity owners solely in such capacity that are owed pursuant to existing agreements and unpaid as of immediately prior to the Closing Date (for the avoidance of doubt, any ordinary course obligations for services rendered during the current payroll period by natural persons in their capacities as employees or independent contractors are excluded); (j) any dividends or distributions declared and payable to Equity owners; (k) the excess of accrued and unpaid Taxes of the Companies for any taxable period ending on or prior to the Closing Date or the portion of a Straddle Period ending on and including the Closing Date, in each case that are due after Closing, over any estimated Tax payments made by the Companies with respect to such Taxes; (l) obligations for any Economic Injury Disaster Loan, or other loan obtained, or Tax in respect of a taxable period ending on or prior to the Closing Date or the portion of a Straddle Period ending on and including the Closing Date that has been delayed or deferred, in each case pursuant to or in connection with the CARES Act or any other Law of any Governmental Authority or similar program enacted by any Person in response to the COVID-19 pandemic (other than the PPP Loan) and (m) all obligations of such Person in the nature of Guarantees of the obligations described in clauses (a) through (l) above of any other Person; provided, however, that for the avoidance of doubt, (1) Liabilities relating to the Policies or insurance policies issued to insureds by NCTIC and (2) Transaction Expenses shall not be included in Debt.

“Effective Time” has the meaning specified in Section 3.1.

“Enterprise Value” means $5,500,000.

“Environmental Laws” means any and all Laws relating to hazardous or toxic materials, substances, wastes or contaminants, or the protection of the environment or natural resources, as in effect on and as interpreted as of the date hereof.

“Equity” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants, options or other securities exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether or not embedded in other securities).

“ERISA” has the meaning specified in Section 4.10(a).

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means the Escrow Agreement by and among Purchaser, SFIC and the Escrow Agent, in form and substance reasonably satisfactory to Purchaser and SFIC.

“Escrow Amount” means $150,000.

“Escrow Fees” means the fees charged by the Escrow Agent at or upon the Closing in connection with rendering its services under the Escrow Agreement.

“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination.

“Estimated Closing Date Schedule” has the meaning specified in Section 2.2(b).

“Estimated Debt” means the estimated aggregate amount of Debt of NCTG and NCTIC as of the Effective Time (without taking into account the occurrence of the Closing).

“Estimated Excess Surplus” means the amount, if any, by which the Estimated Surplus is greater than the Target Surplus.

“Estimated Purchase Price” is defined in Section 2.2(c).

“Estimated Surplus” means the estimated Surplus as of the Effective Time (without taking into account the occurrence of the Closing).

“Estimated Surplus Deficit” means the amount (which shall not be a negative number), if any, by which the Estimated Surplus is less than the Target Surplus.

“Estimated Transaction Expenses” means the estimated aggregate amount of Transaction Expenses calculated as of the Effective Time (without taking into account the occurrence of the Closing).

“Executory Period” has the meaning specified in Section 6.1.

“Fidelity Bond” means any bond or similar surety obligation relating to the business conducted by, or any Permit held by, any Acquired Entity, including any performance bond, payment bond, guarantee bond, fidelity bond, surety bond or other similar bond.

“Fiduciary Accounts Payable” means accounts payable for premium payables, surplus lines premium tax payables and stamping fees for any Policy bound prior to the Closing Date for which an Acquired Entity has an obligation to pay such accounts payable from Fiduciary Accounts Receivable or fiduciary bank accounts to a carrier or a Governmental Authority.

“Fiduciary Accounts Receivable” means that portion of the fiduciary accounts receivable for a Policy bound prior to the Closing Date for which an Acquired Entity has an obligation to pay such accounts receivable amount received to a carrier or a producer.

“Financial Statements” has the meaning specified in Section 4.6(a).

“Fraud” means a misrepresentation or omission (i) made either with knowledge or belief as to its falsity, (ii) with an intent to induce the other Person to act or refrain from acting, (iii) in which such other Person acted or refrained from acting in reliance on such representation and (iv) such reliance resulted in Damages to such other Person; provided, however, that for the avoidance of doubt, constructive fraud, fraud by negligent or innocent misrepresentation and fraud by reckless conduct shall not be deemed to constitute Fraud.

“Fundamental Representations” has the meaning specified in Section 10.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any entity or organization with the authority to regulate the Business in any jurisdiction in which any Acquired Entity operates, including the Florida Office of Insurance Regulation.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt of any other Person and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“Harmful Code” means any mechanism, device or computer code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering or otherwise impeding in any manner the operation of, or providing unauthorized access to, computer hardware, a computer system or network or other device on which such mechanism, device or computer code is stored or installed; or (b) collecting, damaging or destroying any information, data or file, in each case, without the user’s consent.

“Hazardous Material” means any (a) pollutant, contaminant or chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law.

“Indemnification Claim” has the meaning specified in Section 10.3(a).

“Indemnified Party” has the meaning specified in Section 10.3(a).

“Indemnitor” means the Party required to provide indemnification pursuant to Section 10.2, such Party being the Purchaser in relation to the Seller Indemnified Parties and the Sellers in relation to the Purchaser Indemnified Parties.

“Insurance Policies” has the meaning specified in Section 4.14.

“Intellectual Property” means all Marks, Patents, Copyrights, Trade Secrets, Know How, Computer Software, Computer Databases, Websites and Internet Domain Names.

“Intellectual Property Rights” means all worldwide proprietary and other rights in Intellectual Property, including all remedies against past and future infringement or misappropriation thereof and all rights to the protection of any interests therein under any applicable Law.

“Internet Domain Names” means domain names, host names, URLs and all applications to register the same.

“Invoices” has the meaning specified in Section 3.2(j).

“IT Systems” has the meaning specified in Section 4.17(j).

“Item of Disagreement” has the meaning specified in Section 2.4(b).

“Know How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

“Law” means any statute, law, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Options” has the meaning specified in Section 4.16(iv).

“Leased Real Property” means all real property and interests therein leased, subleased or otherwise occupied or used by any Acquired Entity.

“Leases” has the meaning specified in Section 4.16.

“Liability” of a Person means any obligation (contractual, legal or otherwise) or other liability of such Person, whether absolute, accrued, unaccrued, contingent, fixed or otherwise, whether known or unknown, and whether due or to become due.

“Licensed Database” means any Computer Database owned by another Person and licensed to or otherwise used by any Acquired Entity in connection with the Business.

“Licensed Software” means any Computer Software owned by another Person and licensed to or otherwise used by any Acquired Entity in connection with the Business, except for Off-the-Shelf Software.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, option, warrant, right of first refusal, adverse claim, community property interest, equitable interest, restriction on title or transfer, proxy, easement, profit, license, servitude, right of way, covenant, zoning restriction or other lien of any kind.

“Made Available” means that the Companies or Sellers have posted such materials to the SharePoint virtual data room to which Purchaser and its representatives have been granted access during the negotiation of this Agreement, but only if so posted on or prior to the date that is two (2) Business Days prior to the date of this Agreement.

“Marks” means statutory and common law trademarks, trade dress, service marks, logos, trade names, business names, and other names, and the goodwill associated therewith, now existing or hereafter adopted or acquired, and all registrations and applications to register the same, under the Laws of the United States or any other foreign country, for the full term and all renewals thereof.

“Material Adverse Effect” means any change, event, fact, circumstance or effect that, alone or in combination with any other changes, events, facts, circumstances or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Acquired Entities (taken as a whole), except for any changes, events, facts, circumstances or effects to the extent resulting from (a) any change in applicable Laws or GAAP or any interpretation thereof arising after the date hereof, (b) any change in general economic (including interest rates), regulatory, weather or political conditions, (c) any change generally affecting the industries in which the Acquired Entities operate, (d) acts of God, including any earthquakes, hurricanes, tornadoes, floods or other natural disasters, (e) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (f) the effects of COVID-19, epidemics, pandemics or disease outbreak, (g) failure by any of the Acquired Entities to meet any revenue, earnings, premium written or other financial projections or forecasts (it being understood that the underlying cause of the failure to meet such projections or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur), (h) actions or omissions of any Seller or any Acquired Entity that are required by this Agreement or the Transaction Documents or that are taken with the express written consent or at the express written request of Purchaser, (i) any breach or violation of any provision of this Agreement or the Transaction Documents by Purchaser, (j) the negotiation, execution, announcement or performance as contemplated therein of this Agreement or the Transaction Documents, including any communication by Purchaser or any of its Affiliates regarding plans, proposals or projections with respect to the business of the Acquired Entities and (k) the pendency or consummation of the transactions expressly contemplated by this Agreement or the Transaction Documents, including by reason of the identity of, or any fact or circumstance relating to, Purchaser or any of its Affiliates; provided, however, that to the extent such changes, events, facts, circumstances or effects have had or would reasonably be expected to have a disproportionate effect on the Acquired Entities (taken as a whole), then such changes, events, facts, circumstances or effects shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning specified in Section 4.9(a).

“MSA” has the meaning specified in Section 3.2(a).

“MSA Amendment” has the meaning specified in Section 3.2(a).

“NCTG” has the meaning specified in the preamble hereto.

“NCTG Interests” has the meaning specified in the Recitals hereto.

“NCTIC” has the meaning specified in the preamble hereto.

“NCTIC Shares” has the meaning specified in the Recitals hereto.

“Non-Governmental Third Party Consents” has the meaning specified in Section 7.1(a).

“Objection Notice” has the meaning specified in Section 2.4(b).

“Off-the-Shelf Software” means commercially available off-the-shelf Computer Software where the aggregate payments under the applicable license agreement are less than $5,000 per year.

“Omega” has the meaning specified in the Recitals hereto.

“Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation, any bylaws or limited liability company or operating agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” or “Parties” has the meaning specified in the preamble hereto.

“Patents” means issued U.S. and foreign patents and pending patent applications (and all patents that issue therefrom), patent disclosures, and any and all divisions, continuations, continuations-in-part, continuing prosecution applications, reissues and reexaminations thereof, for the full term thereof, as well as all inventions disclosed in any of the foregoing.

“Payment Card Industry Data Security Standard” means the Payment Card Industry Data Security Standard promulgated by the Payment Card Industry Standards Council, including all prior versions thereof and updates thereto.

“Payoff Letters” has the meaning specified in Section 3.2(i).

“Permit” means any license, approval, consent, franchise, registration, permit or similar right issued or granted by any Governmental Authority or pursuant to any Law.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, warehouseman’s, landlord’s and similar statutory Liens incurred in the ordinary course of business for monies not yet due, (b) Liens for Taxes not yet due or which are being contested in good faith through appropriate proceedings, (c) Liens securing rental payments under capital lease agreements, (d) easements, rights-of-way, zoning restrictions, licenses, existing building restrictions, covenants, ordinances, easements of roads, privileges or rights of public service companies, reservations or restrictions on use and other similar encumbrances relating to real property that are matters of record and that do not prohibit or materially impair the present use, occupancy or marketability of title of such real property, and (e) Liens under any Fidelity Bond set forth on Schedule 4.9.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information and data that is linked or linkable to a natural person, including, without limitation, any information specifically defined or identified in any privacy policy of any Acquired Entity as “personal information,” “personal data,” “personally identifiable information,” or “PII” and expressly includes all Protected Health Information (as defined in the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the implementing regulations issued thereunder). Personal Information may relate to any identifiable natural person, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PMA” has the meaning specified in the preamble hereto.

“Policy” or “Policies” means any Renewal Rights applicable to the insurance policies placed by any Acquired Entity for the Accounts.

“PPP Lender” means Wells Fargo Bank, N.A.

“PPP Loan” means that certain U.S. Small Business Administration loan pursuant to that certain Loan Agreement, dated May 7, 2020 by and between PPP Lender and Omega in the principal amount of $544,842.00, extended under the Paycheck Protection Program, a lending program authorized under the Coronavirus Aid, Relief and Economic Security Act, as amended, and administered by the U.S. Small Business Administration.

“Private Tribunal” means any non-Governmental Authority that offers dispute resolution services, administration, or management, including the American Arbitration Association, JAMS, National Arbitration Forum, or other arbitration services provider.

“Proprietary Database” means any Computer Database owned by any Acquired Entity and used in connection with the operation of the Business.

“Proprietary Software” means any Computer Software owned by any Acquired Entity and used in connection with the operation of the Business.

“Pro Rata Share” means, with respect to a particular Seller, such Seller’s pro rata share as set forth on Schedule B, as the same shall be updated at Closing to account for the actual Surplus amount.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Purchased Equity” has the meaning specified in the Recitals hereto.

“Purchaser” has the meaning specified in the preamble hereto.

“Purchaser Indemnified Parties” has the meaning specified in Section 10.2(a).

“Registered Intellectual Property” means all United States and foreign (a) Patents, (b) registered Marks, applications to register Marks, intent to use applications or other registrations or applications related to Marks, (c) registered Copyrights and applications for Copyright registration, and (d) Internet Domain Names.

“Reimbursed Transaction Expenses Amount” means an amount payable by Purchaser to Sellers at Closing equal to the lesser of (a) the amount of the Transaction Expenses and (b) $75,000.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, such individual’s or his or her spouse’s first cousin, uncle, aunt, grandparent, grandchild, niece or nephew, and any other individual who resides with the specified individual.

“Released Claim” or “Released Claims” has the meaning specified in Section 6.8(a).

“Released Party” has the meaning specified in Section 6.8(a).

“Releasing Party” has the meaning specified in Section 6.8(a).

“Renewal Rights” mean any Acquired Entity’s existing, if any, rights to renew or rewrite all in-force insurance contracts, policies, binders, riders, endorsements or extensions thereto brokered, placed, issued or written by such Acquired Entity that are for the Accounts, upon expiration, cancellation or anniversary thereof, to the extent such right does not infringe upon contractual rights of agents or brokers or otherwise violate any applicable Law.

“Required Consents” has the meaning specified in Section 3.2(m).

“Resolution Accountants” has the meaning specified in Section 2.4(c).

“Restricted Period” has the meaning specified in Section 6.7(b).

“Securities Act” means the Securities Act of 1933.

“Seller” or “Sellers” has the meaning specified in the preamble hereto.

“Seller Indemnified Parties” has the meaning specified in Section 10.2(b).

“Seller Tax Contest Claim” has the meaning specified in Section 7.2(d).

“Sellers Refund Amount” has the meaning specified in Section 7.2(g).

“Settlement Offer” has the meaning specified in Section 2.4(c).

“SFIC” has the meaning specified in the preamble hereto.

“SFMA” has the meaning specified in the preamble hereto.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date (it being understood that in the case of any Straddle Period, the allocation of Taxes between the Tax period ending on and the Tax period beginning after the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned between the two periods on a daily basis), except for property Taxes, ad valorem Taxes and other similar Taxes calculated without regard to income or receipts (which shall be prorated on a daily basis)).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of its Equity is owned, directly or indirectly, by such Person.

“Surplus” means the “capital and surplus” of NCTIC as determined in a manner consistent with the preparation of NCTIC’s “statutory basis” Financial Statements (and reflecting applicable statutory principles and standards under Florida insurance Laws) as of immediately prior to the Effective Time (i.e., 11:59 p.m. on the day immediately preceding the Closing Date), and without giving effect to the Closing, it being understood and agreed that Debt and Transaction Expenses shall not reduce the Surplus. For the avoidance of doubt, Surplus shall consist of the line items set forth on Schedule A.

“Tail Coverage Cost” means all insurance premiums, fees, Taxes and other expenses associated with the “tail” coverages being purchased pursuant to Section 6.5.

“Target Surplus” means $4,396,472.19.

“TAV” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

“Taxes” means (a) all federal, state, local, foreign or other taxes, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property, alternative or add-on minimum or estimated taxes, and including any interest, penalty or addition thereto, in each case, imposed by a Governmental Authority and whether disputed or not and (b) any Liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) or otherwise.

“Title IV Plan” has the meaning specified in Section 4.10(c).

“Trade Secrets” means any data or information of a Person that is not commonly known by or available to the public and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transaction Documents” means this Agreement and all other written agreements, documents and certificates contemplated by this Agreement.

“Transaction Expenses” means, without duplication, all fees, costs, expenses and disbursements (including any Transaction-related bonus payment to any employee or consultant of any Acquired Entity and any payment relating to any Equity plan or award of any Acquired Entity, together with, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes attributable to such compensatory payment) incurred by any Acquired Entity or any Seller (or for which any of them has any liability), in each case to the extent (a) arising in connection with the negotiation, preparation, execution or consummation of this Agreement or any of the Transactions, (b) arising or accruing on or prior to the Closing Date and (c) not paid prior to the Closing. For the sake of clarity, “Transaction Expenses” (i) shall not include any amounts to the extent included in Debt of the Acquired Entities or Surplus (in each case, as finally determined) and (ii) shall include the Tail Coverage Cost.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all transfer, sales, use, value added, documentary and stamp Taxes, all conveyance fees and recording charges and all other similar Taxes (including any real property or leasehold interest transfer or gains Tax and any similar Tax) incurred in connection with the Transactions.

“Transition Services Agreement” means the Transition Services Agreement by and among Purchaser, on the one hand, and PMA and SFIC, on the other hand, in substantially the form attached hereto as Annex A.

“WARN Act” means Worker Adjustment and Retraining Notification Act of 1988.

“Websites” means all websites that are operated, managed or controlled through an Internet Domain Name, whether on an exclusive or nonexclusive basis, including all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website, as well as the look and feel associated therewith.

1.2	Construction.

(a)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, in each case as in effect on the date hereof and on the Closing Date.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any date that falls on a date that is not a Business Day shall be deemed to refer to the next succeeding Business Day.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3         Knowledge. As used herein, the phrase “to the knowledge” (or any similar phrase) of any Person shall mean the knowledge of, and the knowledge that would be obtained after reasonable inquiry by, (a) in the case of the Companies, Ben Carter, Justin Edenfield and Kellye Connell, and (b) in the case of any other Person, such Person’s executive officers.

ARTICLE II.
SALE AND PURCHASE

2.1         Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase and accept from each of the Sellers, and each of the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of such Seller’s Purchased Equity and PMA shall sell, transfer, assign, convey and deliver the Business Data to Purchaser, in each case, free and clear of all Liens, for the consideration specified below.

2.2         Purchase Price.

(a)      The final aggregate purchase price (the “Purchase Price”) Purchaser shall pay to or on behalf of the Sellers in exchange for the Purchased Equity shall be an amount equal to the total of:

(i)    the Enterprise Value, less

(ii)    the Debt of NCTG and NCTIC as finally determined pursuant to Section 2.4, less

(iii)    the amount, if any, by which the Surplus as finally determined pursuant to Section 2.4 is less than the Target Surplus, less

(iv)    the Transaction Expenses as finally determined pursuant to Section 2.4, plus

(v)    the amount, if any, by which the Surplus as finally determined pursuant to Section 2.4 is greater than the Target Surplus, plus

(vi)    the Reimbursed Transaction Expenses Amount.

(b)      No later than three (3) Business Days prior to the Closing Date, the Sellers will deliver to Purchaser a schedule (together with reasonable supporting details, the “Estimated Closing Date Schedule”) setting forth the Sellers’ good faith estimate of the following:

(i)    the Estimated Surplus (which shall be determined on a basis consistent with the methodology set forth on Schedule A) and, if applicable, any Estimated Surplus Deficit or Estimated Excess Surplus;

(ii)    the Estimated Debt; and

(iii)    the Estimated Transaction Expenses and the Estimated Reimbursed Transaction Expenses Amount.

(c)      At the Closing, the following amounts will be added to or subtracted from the Enterprise Value, as applicable, in connection with the determination of the Estimated Purchase Price:

(i)    the amount of the Estimated Debt will be subtracted from the Enterprise Value;

(ii)    the amount of the Estimated Transaction Expenses will be subtracted from the Enterprise Value;

(iii)    the Reimbursed Transaction Expenses Amount will be added to the Enterprise Value; and

(iv)    the Estimated Surplus Deficit, if any, will be subtracted from the Enterprise Value or the Estimated Excess Surplus, if any, will be added to the Enterprise Value.

The Enterprise Value, as so increased and/or decreased, as and if applicable, is referred to as the “Estimated Purchase Price”.

(d)     Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall pay, by wire transfer of immediately available funds in accordance with wire instructions provided by the Sellers at least three (3) Business Days prior to the Closing, the following:

(i)    the sum of (A) the Estimated Purchase Price, less (B) the Escrow Amount, less (C) fifty percent (50%) of the Escrow Fees, to the Sellers based on their respective Pro Rata Share to the account(s) designated by each Seller;

(ii)    the Estimated Debt to the lenders of the Companies, for and on behalf of the Companies, in accordance with the Payoff Letters to the accounts designated by such lenders, of cash in the amounts required to pay off the Debt of the Companies in full as of the Closing;

(iii)    the Estimated Transaction Expenses, in accordance with the Invoices to the accounts designed by each Person to whom such expenses are to be paid, of cash in the amounts required to pay the Transaction Expenses in full as of the Closing;

(iv)    the Escrow Fees to the Escrow Agent, to the account designated by the Escrow Agent; and

(v)    the Escrow Amount to the Escrow Agent, to the account designated by the Escrow Agent, to be held or disbursed in accordance with the terms of the Escrow Agreement and Section 2.2(e).

(e)    The Escrow Funds will be governed by the Escrow Agreement. The Escrow Amount (and any interest thereon) will be held in escrow solely for the purpose of satisfying any post-Closing adjustment for the benefit of Purchaser in accordance with the terms of Section 2.4, if any, and will be disbursed promptly following the final determination of such adjustment.

2.3        Withholding. Purchaser shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law and shall timely remit such withheld amounts to the applicable Governmental Authority. If Purchaser determines that any such deduction or withholding is required, Purchaser shall provide the Sellers with a written notice of its intention to deduct and withhold at least five (5) Business Days prior to the anticipated Closing Date, indicating the (a) amount to be deducted and withheld and (b) relevant provisions of the Code or applicable Law requiring such deduction and withholding, and prior to any such deduction and withholding Purchaser and Sellers shall use commercially reasonably efforts to eliminate or reduce such deduction and withholding. Amounts withheld and remitted pursuant to this Section 2.3 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.4           Post-Closing Purchase Price Adjustment.

(a)    Purchaser shall prepare and deliver to the Sellers within ninety (90) days after the Closing Date a statement (the “Closing Statement”) which shall include: (i) Purchaser’s calculation of the Companies’ Debt as of the Closing; (ii) Purchaser’s calculation of the Surplus as of 11:59 p.m. on the day immediately preceding the Closing Date; and (iii) Purchaser’s calculation of the Transaction Expenses and the Reimbursed Transaction Expense Amount. The Closing Statement and such calculations shall be prepared in accordance with GAAP and in a manner consistent with the definitions of Surplus (taking into account, for the avoidance of doubt, the methodologies and principles set forth on Schedule A), Debt, Transaction Expenses and the Reimbursed Transaction Expense Amount set forth in this Agreement. During the review by the Sellers of the Closing Statement (and during the resolution by the Parties of any objections thereto), the Seller and their accounting representatives shall be entitled to examine the work papers related to the preparation of the Closing Statement, to have reasonable access to the relevant books and records of the Acquired Entities with respect thereto and to discuss the preparation thereof with Purchaser and its accounting representatives.

(b)    Within sixty (60) days following Purchaser’s delivery of the Closing Statement to the Sellers, the Sellers shall give Purchaser a written notice stating either (i) the Sellers’ acceptance, without objection, of the Closing Statement and the calculations set forth therein (an “Acceptance Notice”) or (ii) the Sellers’ objections (setting forth a description (in reasonable detail) of the nature of and basis for each such disagreement (each, an “Item of Disagreement”)) to the Closing Statement or any of the calculations set forth therein (an “Objection Notice”). If the Sellers deliver to Purchaser an Acceptance Notice, or do not deliver to Purchaser an Objection Notice within such sixty (60) day period, then the Closing Statement (and the calculations set forth therein) will be conclusive and binding upon the Parties.

(c)    In the event the Sellers deliver to Purchaser an Objection Notice within such sixty (60) day period, Purchaser and the Sellers will negotiate in good faith to resolve any Items of Disagreement. If, after a period of thirty (30) days following the date on which the Objection Notice is delivered, Purchaser and the Sellers have not resolved each such Item of Disagreement, then either Purchaser or the Sellers shall be entitled to submit all such Items of Disagreement that remain unresolved to the Charlotte, North Carolina office of Dixon Hughes Goodman LLP (the “Resolution Accountants”) so long as such submitting Party provides prior written notice of such submission to the nonsubmitting Party. Within ten (10) Business Days following the Resolution Accountants’ execution of an engagement agreement with Purchaser and the Sellers in respect of the matters contemplated by this Section 2.4(c), Purchaser and the Sellers shall each deliver to the Resolution Accountants a written settlement offer setting forth their respective calculations of the Purchase Price and its components (each, a “Settlement Offer”); provided, however, that neither Purchaser nor the Sellers may submit a Settlement Offer that contains a proposal as to any component of the Purchase Price that, in the case of a proposal by Purchaser, is more adverse to the Sellers as compared to the Closing Statement, or, in the case of a proposal by the Sellers, is more adverse to Purchaser as compared to the Objection Notice. Each of Purchaser and the Sellers shall, and shall cause their respective representatives to, cooperate fully with the Resolution Accountants so as to enable it to make its determination as quickly and as accurately as possible. Purchaser and the Sellers shall direct the Resolution Accountants to decide all Items of Disagreement (and only such Items of Disagreement) solely based on the terms and standards set forth in this Agreement without adding to or subtracting from such terms and standards. Purchaser and the Sellers shall use all reasonable efforts to obtain from the Resolution Accountants a resolution of all Items of Disagreement that remain unresolved within thirty (30) days after the date on which the Settlement Offers are submitted to the Resolution Accountants or as soon thereafter as possible, and Purchaser shall cause the Acquired Entities to grant to the Resolution Accountants reasonable access to the Acquired Entities’ books and records to make a determination in respect of the unresolved Items of Disagreement. The Resolution Accountants shall render such resolution in writing, and such resolution (and the calculation of the Purchase Price and its components based thereon) shall be conclusive and binding upon the Parties. The fees, costs and expenses of the Resolution Accountants shall be allocated between Purchaser, on the one hand, and the Sellers, on the other hand, in the same proportion that the aggregate amount of unsuccessfully disputed items submitted by each of Purchaser and the Sellers (as finally determined by the Resolution Accountants) bears to the total amount of disputed items so submitted.

(d)    Within ten (10) Business Days after the final determination of the Purchase Price: (i) if the Purchase Price exceeds the Estimated Purchase Price, (A) Purchaser shall pay to the Sellers (in accordance with their Pro Rata Shares), by wire transfer of immediately available funds to the bank account(s) designated by the Sellers, the amount of such excess and (B) Purchaser and the Sellers shall instruct the Escrow Agent to pay to the Sellers (in accordance with their Pro Rata Shares) an amount out of the Escrow Funds equal to the Escrow Amount; or (ii) if the Purchase Price is less than the Estimated Purchase Price, (A) Purchaser and the Sellers shall instruct the Escrow Agent to pay to Purchaser out of the Escrow Funds, by wire transfer of immediately available funds to a bank account designated by Purchaser, the amount of such deficit, (B) if the amount payable to Purchaser pursuant to Section 2.4(d)(ii)(A) above is less than the Escrow Amount, Purchaser and the Sellers shall instruct the Escrow Agent to pay such difference to the Sellers (in accordance with their Pro Rata Shares), and (C) if the amount payable to Purchaser pursuant to Section 2.4(d)(ii)(A) exceeds the Escrow Amount, then the Sellers, jointly and severally, shall be liable for and pay to Purchaser, by wire transfer of immediately available funds to a bank account designed by Purchaser, the amount of such excess.

ARTICLE III.
CLOSING

3.1        Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202 (or by electronic means), at 10:00 a.m. on the date which is five (5) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Purchaser and the Sellers may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the time at which the Closing shall be deemed effective shall be 12:01 a.m. on the Closing Date (the “Effective Time”).

3.2         Seller Closing Deliveries. At the Closing, the Sellers shall deliver (or cause to be delivered) to Purchaser all of the following (dated as of the Closing Date, unless otherwise indicated):

(a)    an amendment, in form and substance reasonably acceptable to Purchaser and to PMA, to that certain Management Services Agreement, dated May 19, 2017 (the “MSA”), by and between PMA and NCTIC (the “MSA Amendment”), duly executed by PMA, which (i) provides that the term of the MSA shall end on the 180 day anniversary of the Closing Date, (ii) removes the compensatory provisions for PMA’s benefit set forth in Section 1.2(g) of the MSA, and (iii) adds a provision concerning limitation of liability in favor of PMA and NCTIC substantially similar to that contained in Section 10 of the Transition Services Agreement;

(b)    the Transition Services Agreement, duly executed by PMA;

(c)    the Escrow Agreement, duly executed by SFIC and the Escrow Agent;

(d)    certificates representing the NCTIC Shares (free and clear of all Liens), duly endorsed to Purchaser or accompanied by stock powers duly executed in blank by SFIC (as the holder thereof), and otherwise in form reasonably acceptable for transfer;

(e)    an assignment of membership interests in respect of the NCTG Interests in form and substance reasonably acceptable for transfer, duly executed by SFMA and PMA, transferring the NCTG Interests to Purchaser free and clear of all Liens;

(f)    the minutes books and the equity ledgers of each Company;

(g)    the written resignations, in form and substance reasonably acceptable to Purchaser, of the managers, directors and officers of the Companies (and of the other Acquired Entities, to the extent Sellers or the Companies are entitled to control the appointment and removal of any such managers, directors or officers of such other Acquired Entities), effective as of the Closing;

(h)    a duly executed IRS Form W-9 from each Seller;

(i)    payoff letters or releases with respect to all outstanding Debt of NCTG and NCTIC, dated as of the Closing Date or within a reasonable period of time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Liens related to such Debt, including appropriate UCC termination statements, in each case in form and substance reasonably acceptable to Purchaser (the “Payoff Letters”);

(j)    written invoices with respect to all of the Transaction Expenses, dated as of the Closing Date or within a reasonable period of time prior to the Closing Date (the “Invoices”);

(k)    the certificates referenced in Section 8.2(d);

(l)    certificates, duly executed by the secretary (or similar officer) of each Company, certifying as to (i) such Company’s Organizational Documents and the incumbency of its officers executing this Agreement and the other Transaction Documents (to the extent such Company is party thereto), (ii) the resolutions of the board of directors (or similar governing body) of such Company authorizing the execution, delivery and performance by such Company of this Agreement and the other Transaction Documents (to the extent such Company is party thereto), and (iii) the good standing or existence of such Company, together with (A) a certificate issued by the secretary of state of such Company’s state of incorporation or formation as of a recent date certifying such Company’s good standing or existence and (B) a certificate issued by the secretary of state in each state in which such Company is qualified or authorized to conduct business as a foreign corporation or entity as of a recent date certifying such Company’s qualification or authorization;

(m)    the consents set forth on Schedule 3.2(m) (the “Required Consents”), in form and substance reasonably acceptable to Purchaser; and

(n)    such other documents as Purchaser may reasonably request for the purpose of facilitating the performance or consummation of the Transactions.

3.3          Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver (or cause to be delivered) to the Sellers all of the following (dated as of the Closing Date, unless otherwise indicated):

(a)    the payments provided for in Section 2.2(d), in the amounts and to the Persons designated therein;

(b)    the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(c)    the Transition Services Agreement, duly executed by Purchaser;

(d)    the MSA Amendment, duly executed by Purchaser; and

(e)    the certificate referenced in Section 8.3(c).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules to this Agreement, each Seller, jointly and severally, represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization of the Acquired Entities. Schedule 4.1 sets forth with respect to each Acquired Entity (a) such Acquired Entity’s jurisdiction of incorporation or formation and (b) each jurisdiction in which such Acquired Entity is qualified to conduct business as a foreign company. Each Acquired Entity has been duly incorporated (or formed) and is validly existing as a corporation (or limited liability company) in good standing under the Laws of its jurisdiction of incorporation (or formation). Each Acquired Entity has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Sellers have Made Available to Purchaser true, correct and complete copies of the Organizational Documents of each Acquired Entity. Each Acquired Entity is in good standing as a foreign company in each jurisdiction in which it operates.

4.2         Due Authorization. Each Acquired Entity and each Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by such Acquired Entity or such Seller of each of the Transaction Documents to which it is a party and the performance by it of the Transactions have been duly and validly authorized and approved by all requisite corporate or other applicable organizational action on its part, and no other proceeding on the part of such Acquired Entity or such Seller is necessary to authorize the Transaction Documents to which it is a party. Each Transaction Document to which such Acquired Entity or such Seller is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3         No Conflict. Except as set forth on Schedule 4.3, subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 4.4, neither the execution and delivery of any Transaction Document by any Acquired Entity or any Seller, nor the performance of the Transactions, will, directly or indirectly, with or without notice or lapse of time or both: (a) violate any Organizational Documents of any Acquired Entity or any Seller; (b) violate any Law to which any Acquired Entity or any Seller or any asset or property owned or used by it is subject; (c) result in the creation of any Lien upon any of the assets or properties of any Acquired Entity or any Seller; or (d) violate, conflict with, result in a breach of, result in a revocation of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify, or exercise any remedy under, any (i) Material Contract, (ii) Permit held by or issued to any Acquired Entity or any Seller, or (iii) Contract to which any Seller is a party.

4.4         Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of any Seller or any Acquired Entity with respect to its execution, delivery or performance of any of the Transaction Documents or the consummation of the Transactions, except as disclosed on Schedule 4.4.

4.5         Capitalization.

(a)    Schedule 4.5(a) lists the authorized and outstanding Equity of each Company, as well as the name of each record holder of such Equity and the number and class of such Equity held by such holder. All of the outstanding Equity of the Companies is owned, of record and beneficially, by the Sellers, in each case as shown on Schedule 4.5(a), free and clear of all Liens. NCTG owns 50% of the outstanding Equity of TAV, free and clear of all Liens. TAV owns 100% of the outstanding Equity of Omega, free and clear of all Liens. Except as set forth on Schedule 4.5(a), there is no voting trust or other Contract (other than this Agreement) to which any Seller or any Acquired Entity is a party or is bound with respect to the voting, registration or transfer of the Equity of any Acquired Entity. All of the outstanding Equity of each Company (and, to the knowledge of the Companies, all of the outstanding Equity of TAV and Omega) has been duly authorized and is validly issued, fully paid and nonassessable. No Company controls directly or indirectly, or has any direct or indirect Equity ownership in, any Person that is not a Subsidiary. To the knowledge of the Companies, TAV does not control directly or indirectly, or have any direct or indirect Equity ownership in, any Person other than Omega. To the knowledge of the Companies, Omega does not control directly or indirectly, or have any direct or indirect Equity ownership in, any Person. The Sellers have Made Available to Purchaser full and complete copies of the minute books and the capitalization table, as applicable, of each Company.

(b)    Except as set forth on Schedule 4.5(b), no Acquired Entity granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for its Equity, or entered into any other Contract providing for it to issue additional Equity or for the repurchase or redemption of its Equity, and there is no Contract of any kind which may obligate it to issue, purchase, redeem or otherwise acquire any of its Equity.

4.6           Financial Statements; No Undisclosed Liabilities; Debt; Accounting Controls.

(a)         Attached as Schedule 4.6(a)(i) are (i) the audited balance sheet of NCTIC as of December 31, 2019 and the audited statements of income and cash flows of NCTIC for the fiscal year ended December 31, 2019, (ii) the unaudited balance sheet of NCTIC as of December 31, 2020 and the unaudited statements of income and cash flows of NCTIC for the fiscal year ended December 31, 2020, (iii) the unaudited balance sheet of NCTIC as of January 31, 2021 and the unaudited statements of income and cash flows of NCTIC for the one (1) month period then ended, (iv) the unaudited balance sheets as of December 31, 2019 and December 31, 2020, and the unaudited statements of income and cash flows for the fiscal years then ended, of each of NCTG, TAV and Omega, and (v) the unaudited balance sheets as of January 31, 2021, and the unaudited statements of income and cash flows for the one (1) month period then ended, of each of NCTG, TAV and Omega (the “Financial Statements”). Except as set forth on Schedule 4.6(a)(ii), the Financial Statements (x) have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations of each of the Acquired Entities as of the dates and for the periods indicated in such Financial Statements and (y) have been prepared on a consistent basis throughout the period involved and in accordance with the historic accounting policies and practices of the Acquired Entities; provided, however, that all unaudited Financial Statements lack notes and the Financial Statements for the period ended January 31, 2021 are subject to normal, recurring year-end adjustments, none of which adjustments, individually or in the aggregate, will be material in amount or nature. Each Acquired Entity’s books and records (I) are complete and correct in all material respects and all material transactions to which such Acquired Entity is or has been a party are accurately reflected therein on an accrual basis and (II) form the basis for the Financial Statements. At the Closing, all material books and records of each Acquired Entity will be in the possession of such Acquired Entity or its counsel.

(b)         The Acquired Entities have no Liabilities, except: (i) Liabilities set forth on the face of or reserved against in the Financial Statements; (ii) Liabilities set forth on Schedule 4.6(b); or (iii) Liabilities incurred since January 31, 2021 in the ordinary course of business consistent with past practices, none of which is, alone or in the aggregate, material to the financial condition or operating results of the Acquired Entities.

(c)         Schedule 4.6(c) sets forth (i) all Debt of the Companies and (ii) to the knowledge of the Companies, all Debt of TAV and Omega.

(d)         Except as set forth on Schedule 4.6(d), no Acquired Entity has Guaranteed or become subject to a similar contingent obligation in respect of any Liability of any customer, supplier, contractor, subcontractor or other Person to which it sells, leases or provides any goods or services or with which it has a business relationship. No Acquired Entity is party to any off-balance sheet arrangements.

(e)         The accounting controls of the Acquired Entities are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

(f)         Omega was eligible to apply for and incur the PPP Loan, and its application for the PPP Loan and the execution of the documents related to the PPP Loan were duly authorized. The certifications made by Omega in its application for the PPP Loan were true and correct in all material respects when made and were made in good faith. Omega is in compliance in all material respects with the applicable requirements of the CARES Act and the covenants, obligations, terms and conditions of the PPP Loan. All information set forth in any application to the PPP Lender requesting forgiveness of the PPP Loan is true and complete in all material respects. Other than the PPP Loan, no Acquired Entity has any liability or obligation arising under or pursuant to the CARES Act.

4.7         Litigation and Actions. Except as set forth on Schedule 4.7(a), there are no, and there have not been since January 1, 2019 any, material Actions pending or, to the knowledge of the Companies, threatened in writing against any Acquired Entity or otherwise affecting any of its respective properties or assets. Except as set forth on Schedule 4.7(b), there is no material Action currently pending against, or which any Acquired Entity intends to initiate against, any other Person. Except as set forth on Schedule 4.7(c), there is no, and there has not been since January 1, 2019 any, Governmental Order to which any Acquired Entity is or has been subject.

4.8           Legal Compliance; Permits.

(a)    Except as set forth on Schedule 4.8(a), each Acquired Entity is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws and Permits. Except as set forth on Schedule 4.8(a), neither any Acquired Entity nor any Seller has received any notice or other communication from any Governmental Authority at any time since January 1, 2019 alleging that any Acquired Entity is not in compliance in any material respect with any applicable Laws or Permits.

(b)    Each Acquired Entity and its employees have all requisite Permits required for the conduct of its business, including without limitation licenses required by the applicable insurance regulatory authorities and local business licenses. The Permits listed on Schedule 4.8(b) constitute all of the Permits necessary to conduct the Business as presently conducted and sets forth for each such Permit the lines of business currently conducted by the Acquired Entities under such Permit (or otherwise specifies the nature of such Permit) and, where applicable, specifies the expiration date of such Permit. Such Permits are in full force and effect and are not subject to any restrictions or conditions that would limit the Business as presently conducted in any material respect.

(c)    No Acquired Entity, nor any of its directors, officers or employees, has ever been convicted of or, to the knowledge of the Companies, investigated with respect to, any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances, or is currently involved in any pending criminal or civil action or civil proposed debarment, exclusion or other sanctioning action. No Acquired Entity, nor any of its directors, officers or employees, or to the knowledge of the Companies, any other Person, acting on behalf of any Acquired Entity, (i) has used or is using any organizational funds for any unlawful contributions, gifts, entertainment or other expenses relating to political activity, (ii) has used or is using any organizational funds for any direct or indirect unlawful payments (regardless of form, whether in money, property or services) to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or any similar Laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any unlawful fund of organizational monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment (regardless of form, whether in money, property or services) of any nature, in each case in clauses (i) through (v) above in connection with the Business. None of the Acquired Entities conducts business outside of the United States.

(d)    Schedule 4.8(d) sets forth a true and complete list of all regulatory certifications, notices, attestations or other filings required to be made by NCTIC with any Governmental Authority under applicable Laws in the ordinary course of its business during the 2021 calendar year (excluding, for the avoidance of doubt, any such certifications, notices, attestations or other filings required to be made by NCTIC by virtue of, or as a consequence of, the execution of this Agreement or the consummation of the Transactions).

4.9           Material Contracts; No Defaults.

(a)         Schedule 4.9 contains a listing (under headings corresponding to the sub-clauses below) of the following Contracts to which an Acquired Entity is a party or by which an Acquired Entity is bound or to which any asset of an Acquired Entity is subject or under which an Acquired Entity has any rights or the performance of which is Guaranteed by an Acquired Entity, other than any Contracts described in Section 4.10 (collectively, with the Leases, the Ancillary Lease Documents, the Insurance Policies and the Contracts described in Section 4.10, the “Material Contracts”):

(i)    Each Contract (other than (A) purchase orders with suppliers, contractors, subcontractors or customers entered into in the ordinary course of business and (B) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.9(a)) that any Acquired Entity reasonably anticipates will involve aggregate payments or consideration furnished by or to such Acquired Entity of more than $25,000 in any year;

(ii)    Each Contract for Debt (including any Fidelity Bonds or indemnity agreements) or for the lending or investing of funds;

(iii)    Each Contract for any completed or future disposition or acquisition of material assets or properties by any Acquired Entity (other than sales of inventory in the ordinary course of business), or any completed or future merger or business combination with respect to any Acquired Entity;

(iv)    Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements have a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)    Each Contract requiring future capital expenditures by any Acquired Entity in excess of $25,000;

(vi)    Each joint venture, partnership or Contract involving a sharing of profits or losses with any other Person or providing for royalties or payments to or by any Person based on sales, purchases or profits (other than direct payments for goods or services);

(vii)    Each collective bargaining agreement or agreement with any labor organization, union or other employee representative of a group of Acquired Entity employees;

(viii)    Each Contract for the employment or provision of services to any Acquired Entity on a full time, part time, consulting, agency, or other basis, or which provides for severance, retention, change in control, special bonuses, special benefits or special remuneration (including issuance or grants of Equity) that are or would become payable, increased or accelerated by reason of this Agreement or the consummation of the Transactions or that otherwise will remain Liabilities of any Acquired Entity following the Closing;

(ix)    Each Contract pursuant to which outsourced or temporary employees or independent contractors or consultants are provided or made available to any Acquired Entity;

(x)    Each Contract containing any covenant that restricts or purports to restrict the business activity of any Acquired Entity or limits or purports to limit the freedom of any Acquired Entity to engage in any line of business or to compete with any Person (including any Contract granting or purporting to grant to any counterparty any rights of first refusal, first negotiation, first offer or similar rights);

(xi)    Each Contract with “most favored nation” pricing or similar provisions or material discounts on services or products or future services or products;

(xii)    Each material Contract relating to the advertising or marketing of any Acquired Entity’s services or products;

(xiii)    Each Contract that contains or provides for an express undertaking by any Acquired Entity to be responsible for consequential or punitive damages;

(xiv)    Each Contract imposing any confidentiality or secrecy obligations on any Acquired Entity (excluding standard confidentiality or secrecy provisions contain in agreements with contractors, subcontractors, customers or vendors entered into in the ordinary course of business);

(xv)    Each Contract providing for indemnification of any officer, director, employee or agent of any Acquired Entity (other than commercial Contracts entered into in the ordinary course of business with the Companies’ vendors, customers or partners and the Insurance Policies);

(xvi)    Each Contract pursuant to which any Acquired Entity (A) grants a Person a license, right or other permission to use any Intellectual Property or (B) receives from any Person a license, right or other permission to use any Intellectual Property (other than Off-the-Shelf Software);

(xvii)    Each Contract regarding ownership or rights with respect to any Intellectual Property which was produced or developed by employees, contractors or consultants of any Acquired Entity;

(xviii)    Each Contract containing continuing obligations of any Acquired Entity relating to any resolution or settlement of any actual or threatened Action;

(xix)    Each Contract to which any Seller or any Related Person of any Seller (other than the Acquired Entities) is a party or otherwise has any rights, obligations or interests; and

(xx)    Each Contract to which there are commitments, agreements or undertakings with insurance brokers or other third parties that would reasonably be expected to impair or adversely affect the consummation of the Transactions;

(xxi)    Each Contract not otherwise identified (or excepted) above that is material to any Acquired Entity.

(b)    A correct and complete copy of each Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract, if any, have been Made Available to Purchaser. Each Material Contract, with respect to the Acquired Entities and, to the knowledge of the Companies, the other parties thereto, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency and the rights of creditors generally or by general principles of equity. No Acquired Entity is, and, to the knowledge of the Companies, no other party thereto is, in material breach or default under any Material Contract. To the knowledge of the Companies, no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default under, or permit termination, modification or acceleration of, any Material Contract. No Company has, and, to the knowledge of the Companies, no other party thereto has, repudiated any provision of any Material Contract or given any notice of termination thereunder.

4.10        Company Benefit Plans.

(a)    Schedule 4.10(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by any Acquired Entity or with respect to which any Acquired Entity has any Liability (each, a “Company Benefit Plan”). The Sellers have Made Available to Purchaser true, correct and complete copies of the following documents with respect to each Company Benefit Plan, to the extent applicable: (i) the most recent plan documents and all amendments thereto; (ii) the most recent summary plan description; (iii) the most recent trust instruments, insurance contracts and contracts with third party administrators and all amendments thereto; (iv) the Form 5500 filed for the three (3) most recent plan years; (v) the audited financial statements for the three (3) most recent plan years; and (vi) the most recent determination letter or opinion letter issued by the Internal Revenue Service.

(b)    (i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to the Company Benefit Plan on or before the date hereof have been made and all Liabilities in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the applicable Acquired Entity’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. Each Acquired Entity is, and since January 1, 2019 has been, in compliance in all material respects with the Affordable Care Act.

(c)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA (any such plan a “Title IV Plan”) and no Acquired Entity sponsored or contributed to or been required to contribute to a Title IV Plan or could reasonably be expected to have any Liability with respect to any Title IV Plan.

(d)    With respect to the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Companies, threatened in writing and (ii) no investigations or matters (other than routine qualification determination filings) are pending or, to the knowledge of the Companies, threatened in writing, before any Governmental Authority.

(e)    Except as set forth on Schedule 4.10(e), the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of any Acquired Entity to severance pay, termination pay, separation pay, retention pay or “change-in-control” or “change-of-control” payments or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director. No amounts payable under the Company Benefit Plans, or any other plan, agreement or arrangement entered into by any Acquired Entity with any of its employees, officers or directors prior to the Closing, will fail to be deductible by any Acquired Entity for federal income Tax purposes by virtue of Section 280G of the Code. No Company Benefit Plan or other arrangement provides any gross-up to any individual for any Tax incurred pursuant to Sections 409A, 457A or 4999 of the Code. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) with respect to any service provider to any Acquired Entity complies in all material respects with, and has been established, operated and administered in compliance in all material respects with, the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(f)    There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any Liability or excise tax under ERISA or the Code being imposed on any Acquired Entity.

(g)    Except to the extent required by Section 4980B(f) of the Code and the corresponding provisions of ERISA (and any similar state or local law), no Company Benefit Plan provides for or promises medical, surgical, hospitalization, death, disability, life insurance or other similar benefits or coverage for any current or former employees, officers or directors of any Acquired Entity for periods extending beyond such individual’s retirement or other termination of service.

(h)    No Acquired Entity maintains any Company Benefit Plan subject to Laws other than those of the United States.

4.11          Labor Relations; Employees.

(a)    The Contracts listed on Schedule 4.11(a) include all employment, consulting, retention, bonus, severance, non-competition or non-solicitation Contracts to which any Acquired Entity is a party with respect to any current employee, consultant or contractor. The Sellers have Made Available to Purchaser true, correct and complete copies of each such Contract.

(b)    Schedule 4.11(b) lists, as of the date hereof, all of the officers and employees of each Acquired Entity (collectively, the “Business Employees”), together with each Business Employee’s (i) title, (ii) employing entity, (iii) date of hire, (iv) current rate of direct compensation, (v) bonuses, incentives and commissions paid for the 2020 fiscal year, (vi) classification as exempt or non-exempt status under the Fair Labor Standards Act or any similar applicable state minimum wage or overtime Law, and (vii) sick and vacation leave that is accrued and unused.

(c)    No Acquired Entity is a party to any collective bargaining agreement. There is no union organizing campaign, representation petition, certification application or other question concerning representation currently pending or, to the knowledge of the Companies, threatened with respect to any employee of any Acquired Entity. There are no unfair labor practice charges against any Acquired Entity pending before the National Labor Relations Board by or on behalf of any of its employees. There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of the Companies, threatened against any Acquired Entity.

(d)    Each Acquired Entity is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws and regulations of any Governmental Authority respecting employment and employment practices and terms and conditions of employment. No Acquired Entity has incurred any Liability arising from the payment of wages (including overtime wages) to employees, from the misclassification of employees as independent contractors or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or any similar applicable state minimum wage or overtime Law. All wages, bonuses, payments, commissions and other compensation due and payable to the employees of each Acquired Entity have been paid in full to each such employee.

(e)    Except as set forth on Schedule 4.11(e), no employee, independent contractor, consultant or agent of any Acquired Entity has delivered written or, to the knowledge of the Companies, oral notice of termination of employment or engagement or, to the knowledge of the Companies, plans to terminate employment or engagement with or by any Acquired Entity for any reason, including due to the consummation of the Transactions, and no Acquired Entity has any plans or intentions to terminate any such employee, independent contractor, consultant or agent.

(f)    Each Acquired Entity is, and since January 1, 2019 has been, in compliance in all material respects with all employment authorization verification requirements under applicable Law.

4.12         Taxes. Except as set forth on Schedule 4.12:

(a)    Each Acquired Entity has timely filed or caused to be filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it (including any applicable extensions), and such Tax Returns are true, correct and complete in all material respects. All material Taxes owed (or to be remitted) by each Acquired Entity (whether or not shown on any Tax Return) have been paid in full to the proper Governmental Authority.

(b)    There are no Liens (except for Permitted Liens) on any of the assets of any Acquired Entity that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. There is no Action concerning any Tax Liability of any Acquired Entity either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Companies or any Seller has knowledge. No claim has been made or threatened in writing by a Governmental Authority, in a jurisdiction where any Acquired Entity does not file Tax Returns, that such Acquired Entity is or may be subject the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.

(c)    Each Acquired Entity has withheld or collected, and paid to the proper Governmental Authority, all material Taxes required to have been withheld or collected and remitted by it (including Taxes arising as a result of payments, distributions or allocations of the net income of such Acquired Entity) to (i) equityholders of such Acquired Entity (whether or not out-of-state or foreign), (ii) employees and (iii) independent contractors, consultants, other service providers of such Acquired Entity or any other third party. Each Acquired Entity has complied in all material respects with all information reporting and back up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, consultant, service provider, customer, creditor, equityholder or other third party.

(d)    To the knowledge of the Companies, no Acquired Entity has a permanent establishment in, nor has any Acquired Entity engaged in a trade or business in, any jurisdiction outside the United States.

(e)    No Acquired Entity has, directly or indirectly, participated in, or been a party to any transaction (including the Transactions) that would constitute a “listed transaction” within the meaning of Treasury Regulation 1.6011-4. No Acquired Entity has been a “distributing corporation” or a “controlled corporation” in connection with a transaction described in, or intended to be described in, Section 355 of the Code.

(f)    No Acquired Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) any adjustment required by reason of a change in method of accounting under Section 481 of the Code (or any similar provision of state, foreign or local Law) prior to the Closing; or (vi) an election under Section 965 or Section 108(i) of the Code.

(g)    No Acquired Entity has waived any statute or period of limitations in respect of Taxes or agreed, or been requested by any Governmental Authority to agree, to any extension of time with respect to a Tax assessment or deficiency.

(h)    No Tax holiday or Tax incentive or grant in any jurisdiction incurred by (or with respect to) any Acquired Entity will terminate (or be subject to clawback or recapture that is payable by Purchaser or any Acquired Entity) as a result of the Transactions.

(i)    No Acquired Entity is a party to any Tax allocation, Tax indemnity, Tax sharing or similar agreement, other than customary commercial contracts not primarily related to Taxes. No Acquired Entity has any Liability for or with respect to Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than customary commercial contracts not primarily related to Taxes) or otherwise.

(j)    Schedule 4.12(j) (i) contains a list of all states and other jurisdictions in which each Acquired Entity has filed a Tax Return at any time during the four (4)-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited, and (iii) identifies those Tax Returns that are currently the subject of audit. True, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, each Acquired Entity during the four (4)-year period ending on the date hereof have been Made Available to Purchaser.

(k)    No rulings or similar determinations have been requested, entered into or issued by any Tax authority with respect to any of the Acquired Entities.

(l)    Neither the Acquired Entities nor the Sellers have made an election to defer any Taxes under Section 2302 of the CARES Act, or any similar election under state and local Tax Law, any executive order, or any other similar government program, and neither the Acquired Entities nor the Sellers are currently deferring or planning to defer any such Taxes.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.12, along with the representations and warranties in Sections 4.6(a), 4.6(b), 4.10, 4.15 and 4.19(i), constitute the sole and exclusive representations and warranties with respect to Taxes. Other than Section 4.12(f), nothing in this Section 4.12 or otherwise in this Agreement shall be construed as a representation or warranty (i) with respect to the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute in a Tax period ending after the Closing Date, or (ii) with respect to any Tax positions that any Acquired Entity may take in or in respect of any such Tax period.

4.13       Brokers’ Fees’. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Acquired Entity, any Seller or any of their respective Affiliates.

4.14       Insurance. Schedule 4.14 contains a list of all policies of insurance held by, or for the benefit of, any Acquired Entity (the “Insurance Policies”), and sets forth the following information with respect to each Insurance Policy: the name of the insurer; the type of coverage provided; the policy number; the name of the policyholder; the period of coverage; and the amount of coverage. No insurer has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy or threatened in writing to cancel any Insurance Policy or to materially increase any insurance premium with respect to any Acquired Entity. All of the Insurance Policies are now and will be until the Closing in full force and effect on an occurrence basis. No Acquired Entity has any self-insurance arrangements. Each Acquired Entity is in compliance in all material respects with all obligations relating to insurance created by Law or any Contract to which such Acquired Entity is a party (including all minimum insurance payout requirements and obligations). The Sellers have Made Available to Purchaser true, correct and complete copies of (a) each Insurance Policy and (b) loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

4.15       Assets. Except as set forth on Schedule 4.15, each Acquired Entity has good and marketable title to, or a valid leasehold interest in, every material property or asset used by it, purported to be owned by it or shown on the most recent balance sheet included in the Financial Statements or acquired by such Acquired Entity after such date (collectively, the “Assets”), free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the ordinary course of business consistent with past practices since December 31, 2020 (none of which are material to the operations of the business of any Acquired Entity). The Assets, along with the services being provided to the Acquired Entities under the Transition Services Agreement, include all tangible and intangible property and assets necessary to conduct each Acquired Entity’s business after the Closing in substantially the same manner as conducted prior to the Closing. All of the material equipment and other tangible personal property of each Acquired Entity is in good condition, working order and repair in all material respects (ordinary wear and tear excepted) and are usable in the ordinary course of business consistent with past practices.

4.16       Real Property. No Acquired Entity owns (and never has owned), and no Acquired Entity has any (and never has had any) interest in (other than leasehold interests in Leased Real Property), any real property. Schedule 4.16 sets forth each parcel of Leased Real Property and identifies (a) the street address of each parcel of Leased Real Property, (b) each lease, license, sublease or other occupancy agreement, and all amendments, modifications, supplements and assignments thereto, for each parcel of Leased Real Property (collectively, the “Leases”), and (c) all subleases, overleases and other ancillary agreements or documents pertaining to or affecting the tenancy at each such parcel of Leased Real Property (collectively the “Ancillary Lease Documents”). Full, complete and accurate copies of each of the Leases and the Ancillary Lease Documents have been Made Available to Purchaser. With respect to each parcel of Leased Real Property:

(i)    The Leases and the Ancillary Lease Documents are valid, binding, enforceable and in full force and effect and have not been modified or amended except as disclosed on Schedule 4.16, and the applicable Acquired Entity holds a valid and existing leasehold interest under each such Lease free and clear of any Liens except Permitted Liens. The Leases and the Ancillary Lease Documents constitute all of the agreements under which any Acquired Entity holds a leasehold or subl easehold interest in, or otherwise occupies or uses, any real property, and the Leased Real Property constitutes all interests in real property currently used in connection with the Business;

(ii)    No Acquired Entity has assigned, transferred, subleased, licensed, conveyed, mortgaged, deeded in trust or encumbered any of its rights or interests in the leasehold or subleasehold under any of the Leases or granted occupancy rights in any parcel or portion of any parcel of Leased Real Property to any other Person;

(iii)    Each Acquired Entity is in peaceful and undisturbed possession of each parcel of Leased Real Property that it occupies, and there are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use the Leased Real Property for the purposes for which it is currently being used. Each Acquired Entity has utilities required or appropriate for the use, occupancy, operation and maintenance of each parcel of Leased Real Property for the conduct of such Acquired Entity’s business as it currently is conducted thereon. To the knowledge of the Companies, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property;

(iv)    With respect to each of the Leases to which it is a party, no Acquired Entity has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Lease Options”) and the consummation of the Transactions will not result in the loss or forfeiture of any Lease Options;

(v)    There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Companies, threatened in writing against any Leased Real Property;

(vi)    To the knowledge of the Companies, all improvements on the Leased Real Property and all of the current uses and conditions thereof are in compliance in all material respects with all applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and the buildings, improvements, doors, siding, concrete, asphalt, heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems located upon the Leased Real Property are structurally sound (in the case of the buildings and improvements), and are in good operating condition and repair in all material respects for the purposes for which they are presently being used, except for reasonable wear and tear not caused by neglect or as otherwise set forth on Schedule 4.16. No Acquired Entity is obligated, based on a presently existing condition or circumstance, to make any material repair, modification, alteration, restoration or replacement with respect to any portion of the Leased Real Property or any improvements thereon in order to comply with the terms and conditions of the Leases or applicable Law; and

(vii)    No Acquired Entity is presently negotiating (or contemplates negotiating or has committed to negotiate) any new lease, occupancy agreements, letters of intent or purchase agreements for any new sites or locations for the conduct of its business.

4.17         Intellectual Property.

(a)    The Acquired Entities own all right, title and interest in and to, or are licensed to use pursuant to a valid, written license agreement, all Business Intellectual Property, in each case free and clear of all Liens except Permitted Liens. All Business Intellectual Property will be owned by or licensed for use by (and will be available for use by) the Acquired Entities immediately after the Closing on substantially the same terms and conditions (and in substantially the same manner) as it is owned or licensed (or used) prior to the Closing. Since January 1, 2019, none of the Acquired Entities or the operation of their business has infringed, violated or misappropriated the Intellectual Property Rights of any other Person. No Acquired Entity or any Seller has received any written notice or written claim from any other Person alleging that any Acquired Entity infringes, violates or misappropriates any Intellectual Property Rights of any other Person. There are no current Actions or threats of Actions in which any Seller or any Acquired Entity has alleged the infringement, violation or misappropriation of any Business Intellectual Property by any other Person, and, to the knowledge of the Companies, there has been no infringement, violation or misappropriation by any other Person of the Business Intellectual Property. None of the Business Intellectual Property owned by any Acquired Entity and, to the knowledge of the Companies, none of the Business Intellectual Property owned by any other Person is subject to any Governmental Order that restricts or prevents the use thereof by any Acquired Entity. No Action is pending or threatened in writing against any Acquired Entity or, to the knowledge of the Companies, against any other Person that challenges either (i) the legality or validity of any Business Intellectual Property or (ii) any right to enforce, use or own any Business Intellectual Property, nor, to the knowledge of the Companies, is there a valid basis for any such Action.

(b)    Schedule 4.17(b) identifies all Business Intellectual Property that is Registered Intellectual Property owned by any Acquired Entity. With respect to each item of Registered Intellectual Property listed on Schedule 4.17(b), each Acquired Entity has made all necessary payments and filed all necessary documents for the purposes of prosecuting, establishing ownership and maintaining such Registered Intellectual Property in the name of such Acquired Entity.

(c)    Schedule 4.17(c) contains a true and complete list of all Proprietary Software and Proprietary Databases. To the knowledge of the Companies, the Proprietary Software and the Proprietary Databases do not contain any material programming errors or Harmful Code.

(d)    Schedule 4.17(d) contains a true and complete list of all Licensed Software and Licensed Databases. To the knowledge of the Companies, the Licensed Software and the Licensed Databases do not contain any material programming errors or Harmful Code. With respect to all Licensed Software and Licensed Databases, each Acquired Entity has licensed a sufficient number of “seats” or “users” to account for its use of such Licensed Software and Licensed Databases.

(e)    Schedule 4.17(e) identifies each item of material Business Intellectual Property (excluding Off-the-Shelf Software) that any Person other than the Acquired Entities own.

(f)    No Acquired Entity has granted any license or other right to use any material Business Intellectual Property owned by an Acquired Entity (including any Proprietary Software or Proprietary Databases) to any other Person.

(g)    Each Acquired Entity has taken commercially reasonable measures to maintain and protect all of the Business Intellectual Property so as not to adversely affect the validity or enforceability thereof, and no loss or expiration of any of Business Intellectual Property is threatened in writing or pending, except for Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by any Acquired Entity, including any failure to pay any required maintenance fees).

(h)    No Acquired Entity has disclosed any of its Trade Secrets to any other Person, except (i) to Acquired Entity employees in the ordinary course of business, who have been made aware of such Acquired Entity’s written confidentiality policies or (ii) pursuant to a written confidentiality or nondisclosure agreement. No portion of any source code for the Proprietary Software has been delivered, licensed or made available to any Person who, at the time of disclosure, was not an employee of an Acquired Entity.

(i)    The Sellers have Made Available to Purchaser true and complete copies of: (i) forms of all confidentiality and nondisclosure agreements with each Acquired Entity’s current and former employees and contractors; (ii) all agreements pursuant to which each Acquired Entity’s current and former employees and contractors assign any rights in Business Intellectual Property to such Acquired Entity; and (iii) all documents reflecting such Acquired Entity’s policies with respect to protecting the confidentiality of Business Intellectual Property and acquiring ownership in Business Intellectual Property developed by Acquired Entity employees and contractors. Each former and current employee and contractor of each Acquired Entity who has created, contributed to or had access to any portion of the Business Intellectual Property has executed a written Contract (y) assigning to such Acquired Entity all rights therein and (z) requiring the employee or contractor to maintain the confidentiality of all such Business Intellectual Property.

(j)    Except as set forth on Schedule 4.17(j): (i) the Computer Software, Computer Databases, systems, servers, network equipment and other information technology systems used by each Acquired Entity (collectively, the “IT Systems”) operate and perform in a manner that permits such Acquired Entity to conduct its Business as currently conducted; (ii) each Acquired Entity has taken commercially reasonable measures to maintain the performance, security, and integrity of the IT Systems; and (iii) each Acquired Entity has commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(k)    Except as set forth on Schedule 4.17(k), no Acquired Entity possesses, utilizes or accesses (i) any data that would require such Acquired Entity to comply with or be subject to the Payment Card Industry Data Security Standard or (ii) any Personal Information. Since January 1, 2019, there have not been any actual or alleged material incidents of data security breaches or unauthorized access with respect to the IT Systems. Since January 1, 2019, no Acquired Entity has received any written notices alleging its failure to comply, in any material respect, with any Laws, policies, procedures or industry standards with respect to data privacy, data security or security breach notification requirements, including the Payment Card Industry Data Security Standard or any Laws dealing with the protection of Personal Information.

4.18         Environmental Matters. Except as set forth on Schedule 4.18:

(a)    each Acquired Entity is, and since January 1, 2019 has been, in compliance in all material respects with all Environmental Laws;

(b)    each Acquired Entity has obtained, and is, and since January 1, 2019 has been, in compliance in all material respects with, all Permits that are required pursuant to any Environmental Law for the operation of its business; and

(c)    since January 1, 2019, no Acquired Entity has received any written notice or report regarding any actual or alleged violation of any Environmental Law, or any Liabilities, including any investigative, remedial or corrective obligations, relating to it and arising under any Environmental Law.

All Permits described in Section 4.18(b) above are set forth on Schedule 4.8(b).

4.19         Absence of Changes. Since December 31, 2019, each Acquired Entity has conducted its business in the ordinary course consistent with past practices, has used commercially reasonable efforts to preserve intact such Acquired Entity’s relationships with customers, suppliers, contractors, subcontractors, employees, agents and other Persons having business dealings with such Acquired Entity, and maintained the tangible assets of such Acquired Entity in a condition reasonably similar to their current physical condition (ordinary wear and tear excepted). Since December 31, 2019, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.19, since December 31, 2019, no Acquired Entity has done any of the following:

(a)    paid or committed to pay to any director, officer or employee increased compensation or benefits, other than such increases in compensation or benefits made in the ordinary course of business and not exceeding ten percent (10%) of such individual’s compensation as compared to the applicable prior annual period;

(b)    sold, leased, transferred or assigned any tangible asset with a value in excess of $25,000, other than for fair consideration in the ordinary course of business, or experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $25,000 or any material interruption in the use of any of its properties or assets;

(c)    sold, leased, transferred, assigned or licensed any Intellectual Property to any Person that is used or held for use by such Acquired Entity in the operation of its business;

(d)    (i) issued, sold, transferred, disposed of, pledged or encumbered any of its Equity, (ii) declared, set aside, made or paid any dividend or distribution with respect to its Equity (except for dividends or distributions of cash to its Equity owners), (iii) adjusted, split, combined or reclassified any of its Equity or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its Equity, or (iv) redeemed, purchased or otherwise acquired directly or indirectly any of its Equity;

(e)    amended, modified or restated any of its Organizational Documents;

(f)    made any capital expenditure in an amount that exceeds $25,000, individually, or $50,000, in the aggregate in any one calendar year;

(g)    (i) incurred, assumed or modified the terms of any Debt, (ii) assumed, Guaranteed or otherwise become liable or responsible for the Liabilities of any other Person, (iii) made any loans, advances or capital contributions to, or investments in, any Person (other than advances for expenses to employees in the ordinary course of business), or (iv) mortgaged, pledged or created (or suffered the creation or imposition of) any Lien on any asset, other than any Permitted Lien;

(h)    paid, discharged, waived, released, assigned, settled or satisfied any Actions or material Liabilities (or series of related Liabilities which, when taken together, are material), other than in the ordinary course of business, or delayed payment of any material account payable or other material Liability beyond its due date or the date when such Liability would have been paid in the ordinary course of business;

(i)    made, changed or revoked any election with respect to Taxes, elected or changed any method of accounting for purposes of Taxes, changed its fiscal year, filed or amended any Tax Return other than a Tax Return filed consistent with past practices in the ordinary course of business or waived or extended the statute or period of limitations in respect of Taxes, or applied for any Tax refund;

(j)    (i) terminated any employee, or suffered the resignation or departure of any employee, who had annual compensation in excess of $75,000 or (ii) laid off or otherwise terminated the employment of any Business Employees for a reason that would constitute an “employment loss” under the WARN Act or any applicable state plant closing, mass layoff or severance pay or notification law or similar Law;

(k)    adopted, amended or terminated any Company Benefit Plan;

(l)    except for this Agreement, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)    changed in any of the accounting principles, practices or methods used by it in the preparation of the Financial Statements, other than as required by GAAP;

(n)    modified or entered into any material transaction with, or modified or entered into any Contract with, directly or indirectly, any Seller or any Related Person of any Seller, or made any payment or distribution to any of the foregoing (except payments of employment compensation in the ordinary course of business and dividends or distributions of cash to the Sellers);

(o)    materially modified or amended any Contract (i) other than any Material Contract, involving the payment or receipt of more than $25,000, or accelerated, terminated or canceled (or suffered any acceleration, termination or cancellation of) any Contract involving more than $25,000, (ii) to acquire by merging or consolidating with, or by purchasing the Equity or a substantial portion of the assets of, or by any other manner, any business or Person or division thereof (and Schedule 4.19 includes a summary of the material terms of any such Contract), or (iii) that contains or purports to contain covenants that limit or restrict such Acquired Entity from engaging in any business or activity anywhere in the world; or

(p)    entered into any Contract to do any of the things described in the first paragraph of this Section 4.19 or in clauses (a) through (o) above or authorized any of, or committed or agreed to take any of, such actions.

4.20         Insurance Policies.

(a)    All current and active Policies placed by any Acquired Entity have been placed in conformity in all material respects with applicable insurance carrier guidelines. There are no claims pending or, to the knowledge of the Companies, threatened in writing by any insurance carrier regarding the validity of any Policy underwritten by such insurance carrier. Each Acquired Entity’s interests in the Policies are free and clear of all claims or Liens.

(b)    The Acquired Entities have paid all premium monies or other sums invoiced by any insurance company and currently due on the Policies bound or issued prior to the date hereof and as of the Closing Date, and have paid all return premiums or other related monies due and owing as of the date hereof and as of Closing Date, in each case to the extent (i) it has received such premiums from insureds or return premiums from insurance companies, as the case may be, or (ii) not included in Fiduciary Accounts Payable.

4.21         Insurance Accounts.

(a)    Schedule 4.21(a) lists (i) all retail agent or broker relationships and other similar relationships of each Acquired Entity pursuant to which any Acquired Entity (x) earned during the year ending December 31, 2020 more than $25,000 of annual fees or commissions or (y) expects to earn during calendar year 2021 more than $25,000 of annual fees or commissions; and (ii) all other Accounts of any Acquired Entity the loss of any of which, individually or in the aggregate with all other Accounts affiliated with such Account, would reasonably be expected to materially and adversely impact the Acquired Entities (taken as a whole).

(b)    To the knowledge of the Companies, none of the retail agents or brokers responsible for the Accounts listed on Schedule 4.21(a) have expressed to any Seller or any Acquired Entity an intention to cease purchasing insurance or services through or dealing with any Acquired Entity nor has any information been brought to the attention of any Seller or any Acquired Entity by such retail agent or broker which would reasonably lead any Seller or any Acquired Entity to believe any such retail agent or broker will alter in any material respect the amount of such purchases or dealings in the event of the consummation of the Transactions.

4.22       Affiliate Transactions. Except as set forth on Schedule 4.22, since January 1, 2019, neither any owner of Equity, director, officer, employee, contractor, subcontractor or consultant of any Acquired Entity nor, to the knowledge of the Companies, any Related Person of any of the foregoing, has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with any Acquired Entity (except as an employee of, or contractor, subcontractor or consultant to, such Acquired Entity in the ordinary course of business) or (c) engaged in competition with any Acquired Entity. Except as set forth on Schedule 4.22, neither any owner of Equity, director, officer, employee, contractor, subcontractor or consultant of any Acquired Entity nor, to the knowledge of the Companies, any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, any Acquired Entity (other than under Contracts with an employee of, or contractor, subcontractor or consultant to, such Acquired Entity entered into in the ordinary course of business) or (ii) has any Debt owing to, or Guaranteed by, any Acquired Entity. Except as set forth on Schedule 4.22, no Acquired Entity (x) has any claim or right against any owner of Equity, director, officer, employee, contractor, subcontractor or consultant of such Acquired Entity nor, to the knowledge of the Companies, any Related Person of any of the foregoing (other than under Contracts with an employee of, or contractor, subcontractor or consultant to, such Acquired Entity entered into in the ordinary course of business) or (y) has any Debt owing to, or Guaranteed by, any owner of Equity, director, officer, employee, contractor, subcontractor or consultant of such Acquired Entity nor, to the knowledge of the Companies, any Related Person of any of the foregoing.

4.23       Accounts Payable. All accounts payable of each Acquired Entity are, and as of the Closing will be, valid and existing accounts payable arising from bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of business consistent with such Acquired Entity’s past practices. Each Acquired Entity has, and will have as of the Closing Date, paid all of its accounts payable in the ordinary course of business consistent with such Acquired Entity’s past practices.

4.24       Accounts Receivable. All accounts receivable of each Acquired Entity are, and as of the Closing will be, valid and existing accounts receivable acquired or arising from the performance of services, bona fide sales and delivery of goods and other business transactions in the ordinary course of business consistent with such Acquired Entity’s past practices. To the knowledge of the Companies, the accounts receivable of the Acquired Entities are not subject, and as of the Closing will not be subject, to any valid claims of set-off or other defenses or counterclaims by any obligor thereof.

4.25       Bank Accounts; Credit Cards; Powers of Attorney. Schedule 4.25 sets forth a true and complete list showing: (a) the names of all banks in which each Acquired Entity has an account or safe deposit box, the type of account, the corresponding account numbers and the names of all Persons authorized to draw thereon and who have access thereto; and (b) the names of all credit card issuers with whom each Acquired Entity has an account and the names of all Persons authorized to use such accounts or who have access thereto. The bank accounts of each Acquired Entity are operated separately from the bank accounts of any other Person and there is no right of set-off against any money in any such bank accounts for the Liabilities of any other Person. There are no outstanding powers of attorney executed by any Acquired Entity.

4.26       Solvency. Assuming (a) the accuracy of the representations and warranties set forth in Article V in all material respects as of the Closing, (b) the satisfaction of the conditions set forth in Article VIII, and (c) the performance by Purchaser of its obligations under this Agreement, immediately after giving effect to the consummation of the Transactions: (i) the fair saleable value (determined on a going concern basis) of the assets of each Seller will be greater than the total amount of its Liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (ii) each Seller will be able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) each Seller will have adequate capital to carry on its business.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Schedules to this Agreement, Purchaser represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1        Organization. Purchaser has been duly formed and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Purchaser has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. Purchaser is in good standing as a foreign corporation in each jurisdiction in which it operates, except where failure to be so qualified would not have a material adverse effect on it or its ability to enter into this Agreement or consummate the Transactions.

5.2      Due Authorization. Purchaser has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Purchaser of each of the Transaction Documents to which it is a party and the performance by it of the Transactions have been duly and validly authorized and approved by all requisite organizational action on its part, and no other proceeding on the part of Purchaser is necessary to authorize the Transaction Documents to which it is a party. Each Transaction Document to which Purchaser is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3       No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Schedule 5.5, neither the execution and delivery of any Transaction Document by Purchaser, nor the performance of the Transactions, will, directly or indirectly, with or without notice or lapse of time or both: (a) violate any Organizational Documents of Purchaser; (b) violate any Law to which Purchaser or any asset or property owned or used by it is subject; or (c) violate, conflict with, result in a breach of, result in a revocation of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify, or exercise any remedy under, any Contract to which Purchaser is a party, except in the cases of clauses (b) and (c) where the occurrence of the same would not have a material adverse effect on it or its ability to enter into this Agreement or consummate the Transactions.

5.4        Litigation and Actions. There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser which, if determined adversely, would have a material adverse effect on it or its ability to enter into this Agreement or consummate the Transactions. There is no Governmental Order binding upon Purchaser which limits, prohibits or constrains its ability to enter into this Agreement or consummate the Transactions.

5.5       Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser with respect to its execution, delivery or performance of any of the Transaction Documents or the consummation of the Transactions, except as disclosed on Schedule 5.5.

5.6       Brokers’ Fees’. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Purchaser or any of its Affiliates.

5.7        Investment Purpose. Purchaser is acquiring the Purchased Equity for its own respective account and not with a view to distribution of the Purchased Equity in violation of any securities Law. Purchaser is familiar with the Securities Act, as presently in effect, and understands the resale limitations imposed by the Securities Act.

ARTICLE VI.
COVENANTS

6.1        Conduct of Business; Notice of Developments. Except as otherwise expressly contemplated by the terms of this Agreement or as consented to in writing by Purchaser, from the date hereof through the earlier of the date this Agreement is terminated in accordance with Article IX or the Closing Date (the “Executory Period”), the Sellers will cause the Companies to (and, in the case of the other Acquired Entities, will cause the Companies to use commercially reasonable efforts to cause such other Acquired Entities to): (a) conduct the Business only in the ordinary course of business; (b) use commercially reasonable efforts to preserve intact the current business organization of the Acquired Entities and their relationships with suppliers, contractors, employees, agents and others having business dealings with the Business; (c) use commercially reasonable efforts to maintain the tangible assets, properties and physical facilities of the Acquired Entities in a condition reasonably similar to their current physical condition, except for ordinary wear and tear; (d) maintain in full force and effect the Acquired Entities’ current levels and types of insurance; and (e) confer with Purchaser concerning matters of a material nature to the Acquired Entities or the Business. Notwithstanding the generality of the foregoing, during the Executory Period, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Companies not to (and, in the case of the other Acquired Entities, will cause the Companies to use commercially reasonable efforts to cause such other Acquired Entities not to) engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event set forth in Section 4.19 is likely to or does occur, provided that in the case of actions described in Section 4.19(i), this covenant shall only apply to the extent such action would have the effect of increasing the Taxes or reducing any Tax attribute of any Acquired Entity for a Tax period ending after the Closing Date. During the Executory Period, the Sellers will (i) promptly (but in any event within three (3) Business Days) notify Purchaser in writing of any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty in Article IV of this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition and (ii) deliver to Purchaser the monthly financial statements (balance sheets, statements of income and cash flow statements) of each Company not later than thirty (30) days following the end of each calendar month and of each of TAV and Omega not later three (3) Business Days after receiving such financial statements from TAV or Omega, as the case may be. Not later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser an updated Schedule 4.11(b) listing the requisite information for all Business Employees as of such date.

6.2        Inspection.

(a)    During the Executory Period, the Sellers shall cause the Companies to afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Companies, to all of the Companies’ properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Companies and the Business as such representatives may reasonably request.

(b)    During the Executory Period, the Sellers shall cause the Companies to use their commercially reasonable efforts to afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of TAV and Omega, to all of TAV’s and Omega’s properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of TAV and Omega, as applicable, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of TAV and Omega and the Business as such representatives may reasonably request.

(c)    Notwithstanding the foregoing, such access, copies and inspections set forth in clauses (a) and (b) above shall not be required to the extent the same would violate any Law, Permit or Governmental Order applicable to the Acquired Entities. All information obtained by Purchaser and its representatives shall be subject to the Confidentiality Agreement; provided, however, that the Confidentiality Agreement shall automatically terminate as of the Closing.

6.3        No Equity Transfers. During the Executory Period, no Seller will, and the Sellers will cause each Company not to, assign, pledge, sell or otherwise transfer or encumber any Equity of any Acquired Entity. During the Executory Period, the Sellers will cause NCTG to use its commercially reasonable efforts to cause TAV not to, assign, pledge, sell or otherwise transfer or encumber any Equity of Omega.

6.4       Exclusivity. Each Seller and each Company hereby agrees, during the Executory Period, not to, and will not authorize or permit any of its respective representatives or Affiliates to, directly or indirectly, (a) solicit, initiate, facilitate or encourage any Competing Transaction or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Competing Transaction, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or execute or enter into any Contract with respect to, any Competing Transaction. Each Seller and each Company hereby agrees to, and to cause all of its respective representatives and Affiliates to, cease and cause to be terminated immediately all existing discussions or negotiations with any Person (other than Purchaser and its Affiliates) conducted on or before the date hereof with respect to any Competing Transaction. In the event that any Seller, any Company or any of their respective representatives or Affiliates is contacted by any Person regarding a Competing Transaction or receives any proposal from any Person regarding a Competing Transaction, such Seller or Company shall immediately notify Purchaser of the nature of such contact or proposal, the Person making such contact or proposal, and the terms of any Competing Transaction proposed.

6.5        Directors’ and Officers’ Insurance and Indemnification’’.

(a)    Prior to or at the Closing, the Sellers will cause the Companies to purchase “tail” coverage for (a) the six (6) year period following the Closing under the Companies’ current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies and (b) the three (3) year period following the Closing under the Companies’ current errors and omissions insurance policies, in each case, with respect to matters existing or occurring at or prior to the Closing that provides coverage in at least the same scope and amount to the coverage provided by such policies on the date hereof. All premiums, fees, Taxes and other expenses associated with such “tail” coverages shall be included in the Transaction Expenses.

(b)    For a period of six (6) years after the Closing Date, the Companies shall, and Purchaser shall cause the Companies to, indemnify and hold harmless the present and former officers, directors, managers, partners or similar functionaries of the Companies in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under the organizational or constituent documents of the Companies in effect on the date hereof.

(c)    For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Companies to, amend, repeal or otherwise modify any provision in the certificate of incorporation or by-laws (or equivalent governing documents) of the Companies relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties that the current and former officers, directors, managers and similar functionaries of any of the Companies shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the extent provided under each governing document of the Companies in effect on the date hereof. Purchaser agrees and acknowledges that this Section 6.5 shall be binding on Purchaser’s successors and assigns.

(d)    If Purchaser, the Companies or any successor or assign of any of the foregoing (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that successors and assigns of Purchaser or the Companies, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(e)    Notwithstanding anything in this Agreement to the contrary, if on or prior to the sixth (6th) anniversary of the Closing, any claim, action, suit, proceeding or investigation (whether arising before, on or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of any of the Companies at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, the provisions of this Section 6.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)    The provisions of this Section 6.5 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 6.5 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 6.5 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, partner, manager or similar functionary of the Companies and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

6.6        Confidentiality.

(a)    From and after the Closing, except as otherwise required by applicable Law, each Seller shall, and shall cause its Affiliates, agents and representatives to, keep confidential, and will not use for the benefit of itself or others (other than Purchaser or its Affiliates in connection with performing services for their benefit), any proprietary or nonpublic information regarding any other Party or any of its Affiliates (including the Acquired Entities) of which such Seller may be aware, including Trade Secrets, customer lists, pricing policies, marketing plans or strategies or product development plans (collectively, “Confidential Information”); provided, however, that the foregoing shall not prevent disclosure to any representatives of such Seller or any other applicable Person having a bona fide need to know such information for purposes of the Transactions and who are subject to nondisclosure obligations and use limitations comparable in scope to those contained herein.

(b)    Notwithstanding the foregoing, “Confidential Information” shall not include information that, as shown by written evidence, (i) becomes generally available to the public after the Closing other than as a result of a disclosure by the receiving party or its representatives in violation of the terms hereof or (ii) becomes available to the receiving party after the Closing on a non-confidential basis from a source other than the disclosing party or its representatives that rightfully possesses the information; provided, however, that such source is not known by the receiving party, after due inquiry, to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to the disclosing party or another party.

6.7        Non-Solicitation; Non-Disparagement.

(a)    In order to induce Purchaser to enter into this Agreement and consummate the Transactions, each Seller agrees to the provisions of this Section 6.7, as set forth below.

(b)    During the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date (the “Restricted Period”), none of the Sellers nor any of their respective officers shall, directly or indirectly, for itself or in any capacity for or on behalf of or in any conjunction with any other Person (except for Purchaser or its Affiliates, or any successors or assigns thereof, and then only as expressly authorized by such entity or entities), in any manner (i) solicit or recruit for employment or hire or employ, or assist any Person to solicit or recruit for employment or to hire or employ, any individual who is at the time employed by Purchaser or any of its Affiliates (including the Acquired Entities), or any successors or assigns thereof, to become employed as an employee, independent contractor or consultant with a competitor of the Business; or (ii) otherwise encourage, entice or conspire with any employee, independent contractor or consultant of Purchaser or any of its Affiliates (including the Acquired Entities), or any successors or assigns thereof, to leave or terminate such employee’s, independent contractor’s or consultant’s employment or engagement with Purchaser or any of its Affiliates (including the Acquired Entities), or any successors or assigns thereof, to become employed as an employee, independent contractor or consultant with a competitor of the Business; provided, however, that the foregoing provisions of this Section 6.7(b) shall not prohibit general solicitations in the public media not directed at a particular person.

(c)    During the Restricted Period, none of Purchaser nor any of its officers shall, directly or indirectly, for itself or in any capacity for or on behalf of or in any conjunction with any other Person, in any manner (i) solicit or recruit for employment or hire or employ, or assist any Person to solicit or recruit for employment or to hire or employ, any individual who is at the time employed by the Sellers or any of their Affiliates, or any successors or assigns thereof, or was employed by or in any other way providing services to the Sellers or any of their Affiliates, or any successors or assigns thereof within the most recent six (6) month period to become employed as an employee, independent contractor or consultant relating to the Business or in any other business related to Purchaser or its Affiliates, or any successor or assigns thereof; or (ii) otherwise encourage, entice or conspire with any employee, independent contractor or consultant of the Sellers or any of their Affiliates, or any successor or assigns thereof, to leave or terminate such employee, independent contractor or consultant’s employment or engagement with the Sellers or any of their Affiliates, or any successors or assigns thereof, to become employed as an employee, independent contractor or consultant relating to the Business or in any other business related to Purchaser or its Affiliates, or any successor or assigns thereof; provided, however, that the foregoing provisions of this Section 6.7(c) shall not prohibit general solicitations in the public media not directed at a particular person.

(d)    During the Restricted Period, none of the Sellers or Purchaser nor any of their respective officers shall, directly or indirectly, for itself or in any capacity for or on behalf of or in conjunction with any other Person, make negative comments or otherwise disparage the other Party or any of its Affiliates or any successors or assigns thereof, or any of their respective owners, members, directors, managers, officers, employees, products or services; provided, however, that the foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings) or truthful statements in connection with any claim or matter relating to this Agreement or the Transactions.

(e)    Each Party agrees that (i) each Seller shall receive material consideration upon receipt of its Pro Rata Share of the Purchase Price in exchange for, among other things, entering into the covenants and restrictions set forth in this Section 6.7, (ii) Purchaser shall receive material consideration upon receipt of the Purchased Equity in exchange for, among other things, entering into the covenants and restrictions set forth in this Section 6.7, (ii) the covenants and restrictions contained in this Section 6.7 are fair and reasonable and, in the case of the covenants and restrictions applicable to Sellers, necessary for the protection of the business of each Acquired Entity acquired by Purchaser hereunder, (iii) such covenants and restrictions relate to matters that are of special, unique and extraordinary character that give each such covenant and restriction a special, unique and extraordinary value, and (iv) a breach of any of such covenant or restriction will result in irreparable harm and damages to the other Party or its Affiliates, as applicable, that would be very difficult to determine and which cannot be adequately compensated by monetary award. Accordingly, each Party, in addition to and not to the exclusion of any monetary award or other rights and remedies at law or in equity to which such Party or its Affiliates shall be entitled, without necessity of posting a bond or other security arrangement, to seek injunctive relief (temporary restraining order, preliminary injunction and permanent injunction) and specific performance with respect to any actual or threatened breach by the other Party of any such covenant in order to prevent or to restrain any such breach by such other Party or any other Person acting for, on behalf of, or with such other Party, as applicable.

(f)    Notwithstanding anything herein to the contrary, in the event that any provision, covenant, section or subsection or restriction of this Section 6.7 is held by a court of competent jurisdiction to be excessively broad as to duration or scope, or otherwise invalid or unenforceable for any reason, the Parties hereby authorize such court to narrow, limit or modify the restrictions herein to the extent reasonably necessary to accomplish the purposes of such provisions, and, in the event such limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement but every other provision of this Agreement shall remain in full force and effect. The Parties further agree that, in the event that any provision of this Section 6.7 shall be held invalid or unenforceable by a court of competent jurisdiction, then in the alternative, the Parties agree to rewrite the offending language so as to make it enforceable to the maximum extent permitted by law, and to sign an amendment to this Agreement containing such language without the payment of additional consideration.

6.8        Releases.

(a)    Effective as of, and conditioned upon the occurrence of, the Closing, and except as provided in Section 6.8(c), each of the Sellers, on behalf of itself and any Person who may be bound by it (each, a “Releasing Party”), releases each Acquired Entity and its predecessors, successors and assigns and, to the extent acting in such capacity for such Acquired Entity, each of their respective officers, directors and employees (each, a “Released Party”) from any and all Actions, debts, Liabilities, and obligations of every kind and character, whether at Law or in equity, which such Releasing Party has or may have or has ever had, which arise out of, relate to or are connected with such Acquired Entities with respect to periods prior to the Closing (each, a “Released Claim” and, collectively, the “Released Claims”), except in all cases for the Liabilities and obligations reserved under Section 6.8(c).

(b)    Each Releasing Party represents that it has made no assignment, conveyance or transfer of any kind of any Released Claim. Each Releasing Party acknowledges and intends that this Section 6.8 shall be effective as a bar to each of the Released Claims.

(c)    Notwithstanding any other provision of this Section 6.8, nothing in this Section 6.8 shall prevent any Releasing Party from asserting any contractual Action or other claim such Releasing Party may have against a Released Party, if any, (i) arising under or for breach of this Agreement or any other Transaction Document or other agreement or document contemplated hereby, or in any way impair or limit any contractual obligation any Person may have under any other written agreement, or (ii) arising with respect to acts, events or omissions that occur after the Closing. Furthermore, to the extent any Releasing Party is also an employee, officer or director of any Acquired Entity, the Released Claims of such Releasing Party shall not include any rights or remedies such Releasing Party may have relating to current period wages or benefits or for indemnification or advancement of expenses under such Company’s Organizational Documents, including to the extent available under any insurance policies.

ARTICLE VII.
ADDITIONAL JOINT COVENANTS

7.1        Support of Transaction.

(a)    Without limiting any covenant contained in Article VI, Purchaser and the Sellers shall, and the Sellers shall cause the Companies to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all consents from any Governmental Authority required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to have the third parties to those Contracts set forth on Schedule 7.1(a) agree to, and execute, amendments to such Contracts (in each case, being those Contracts for which such amendments are required or advisable in connection with consummation of the Transactions) and to obtain all consents of third parties that are not a Governmental Authority as set forth in Schedule 7.1(a) (“Non-Governmental Third Party Consents”); and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, (i) in no event shall Purchaser, the Sellers or the Acquired Entities be obligated to bear any out-of-pocket expense or pay any out-of-pocket fee or grant any material concession in connection with obtaining any Non-Governmental Third Party Consent that is not required in order to consummate the Transactions and (ii) in no event shall the failure to secure any such Non-Governmental Third Party Consent give either Party the right to claim that a condition to Closing has not been satisfied unless the failure to get any such Non-Governmental Third Party Consent, individually or in the aggregate, result in, or would be reasonably likely to result in, a Material Adverse Effect.

(b)    In furtherance and not in limitation of the foregoing, within fifteen (15) Business Days after the date of this Agreement, Purchaser shall, cause to be filed, a “Form A” or similar change of control application with the Florida Office of Insurance Regulation. Purchaser agrees to provide promptly, or cause to be provided promptly, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to Purchaser or any of its Affiliates (including any of their respective directors, officers, employees or direct or indirect investors, partners, members or shareholders) and all Persons who are deemed or may be deemed to “control” the Purchaser within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, or director or indirect partners, members or shareholders. Purchaser shall cause all Persons who are deemed or may reasonably be deemed to “control” Purchaser to be added as applicants to the applicable governmental filing or application and provide any executed applications and any related submissions in connection therewith that may be required or requested by any Governmental Authority in connection with their review of the transactions contemplated by the Transaction Documents.

(c)    Purchaser shall deliver to the Sellers and NCTIC a complete and file-ready draft of the “Form A” or similar change of control filing (including all exhibits, attachments and supplements thereto) prior to the filing thereof with the Florida Office of Insurance Regulation and shall afford the Sellers and NCTIC a reasonable opportunity to comment thereon, and Purchaser shall consider such comments in good faith. In furtherance and not in limitation of the covenants of the parties hereto contained in this Section 7.1, subject to applicable Law, each party hereto agrees to (i) furnish to the other parties such information and assistance as the other parties may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other parties apprised of the status of matters relating to the completion of the transactions contemplated by the Transaction Documents, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any Governmental Authority with respect to such transactions, (iii) permit the other parties to review and incorporate the other parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to any regulatory approvals, filings and notices required in connection with the transactions contemplated by the Transaction Documents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (iv) consult with the other parties in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it gives the other parties the opportunity to attend and observe. Each party hereto shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1(c) in a manner so as to preserve any applicable privilege. The parties hereto further covenant and agree not to extend any waiting period associated with any Governmental Approval or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties.

(d)    In furtherance and not in limitation of the covenants of the parties hereto contained in this Section 7.1, Purchaser shall take any and all such further action as may be necessary to comply with any reasonable request made or condition imposed by, or to resolve any reasonable objection asserted by, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Transaction Documents, in each case so as to enable the Closing to occur as soon as reasonably possible.

7.2        Tax Matters.

(a)    The Sellers, at their sole cost and expense, will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for each Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared consistently with the past custom and practice of each Company to the extent consistent with applicable Tax Law. With respect to each such Tax Return, at least ten (10) Business Days prior to the date (including extension) on which the same is due or, if that is not reasonably practicable, as soon as is reasonably practicable, the Sellers shall submit the same to Purchaser for its review and shall take into consideration in good faith any reasonable revisions requested by the Purchaser.

(b)    Purchaser will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for each Company for all Tax periods that relate to a Straddle Period. Such Tax Returns shall be prepared consistently with the past custom and practice of each Company to the extent consistent with applicable Tax Law. With respect to each such Tax Return, at least ten (10) Business Days prior to the date (including extension) on which the same is due or, if that is not reasonably practicable, as soon as is reasonably practicable, Purchaser shall submit the same to the Sellers for their review and shall take into consideration in good faith any reasonable revisions requested by the Sellers.

(c)    Purchaser and the Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, each Company. Such cooperation shall include the retention of and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 7.2(d) hereof and for the Sellers to file Tax Returns pursuant to Section 7.2(a) hereof.

(d)    Purchaser shall notify the Sellers in writing within twenty (20) Business Days of receipt of a written notice of any pending or threatened Tax audits of any Acquired Entity for any Tax period that ends on or before or includes the Closing Date. The Sellers shall have the sole and exclusive right (at their sole cost and expense) to control the conduct of any such Tax audit or other administrative or judicial proceeding for any Tax period that ends on or before the Closing Date (each, a “Seller Tax Contest Claim”); provided, however, that the Sellers shall keep Purchaser reasonably informed regarding the progress and substantive aspects of any Seller Tax Contest Claim, Purchaser shall be entitled at its expense to participate in any Seller Tax Contest Claim and no Seller shall compromise or settle any Seller Tax Contest Claim without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall control the conduct of any such Tax audit or other administrative or judicial proceeding for any Straddle Period, provided, however, that Purchaser shall keep Sellers reasonably informed regarding the progress and substantive aspects of any such audit of proceeding, Sellers shall be entitled at their expense to participate in any such audit of proceeding and Purchaser shall not compromise or settle any such audit or proceeding without obtaining Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 7.2(d) and Section 10.3, this Section 7.2(d) shall control.

(e)    All Transfer Taxes shall be borne and split evenly by Purchaser, on the one hand, and the Sellers, on the other hand. Each Party shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

(f)      The Parties agree that Transaction Expenses, to the extent such payments give rise to Tax deductions, Tax losses, Tax credits or otherwise may offset taxable income or Tax under applicable Law, shall, to the maximum extent permitted by applicable Law, be considered to arise in the taxable period (or portion thereof) ending on the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(g)      In the event of a refund of Taxes of an Acquired Entity for any Tax period (or portion thereof) ending on or prior to the Closing Date (whether in the form of cash received or a credit against Taxes otherwise payable in lieu of a cash refund), the refund amount (or 50% of the refund amount in the case of a refund attributable to Taxes of TAV or Omega) (the “Sellers Refund Amount”) will be the property of the Sellers to the extent such refund is not attributable to any carry back from any Tax period (or portion thereof) beginning after the Closing Date and was not specifically reflected in the calculation of the Purchase Price. To the extent that an Acquired Entity receives any such refund, Purchaser or the Acquired Entity, as applicable, will promptly pay to the Sellers an amount equal to the Sellers Refund Amount (and interest thereon received from the Tax authority) net of an amount equal to the out-of-pocket costs and expenses to Purchaser or the Acquired Entities in obtaining and paying over such refund (including Taxes). To the extent that a Tax refund is received for a Straddle Period, the amount of the refund that is attributable to the portion of the Straddle Period ending on the Closing Date will be determined in accordance with the principles of the definition of “Straddle Period.”

(h)         Without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), neither Purchaser nor any of its Affiliates (including, after Closing, the Acquired Entities) will (i) amend, refile, supplement, revoke or otherwise modify any Tax Return or Tax election of an Acquired Entity for a Tax period ending on or prior to, or including, the Closing Date (including a Straddle Period), (ii) make any Tax election that has retroactive effect to a Tax period of an Acquired Entity ending on or prior to, or including, the Closing Date (including a Straddle Period), (iii) take any action (unless requested by a Tax authority) to extend the applicable statute of limitations with respect to Taxes or Tax Returns of an Acquired Entity for a Tax period ending on or prior to, or including, the Closing Date (including a Straddle Period); (iv) initiate any voluntary contact with a Tax authority with respect to Taxes or a Tax Return of an Acquired Entity for a Tax period ending on or prior to, or including, the Closing Date (including a Straddle Period) or (v) file a Tax Return for a Tax period ending on or prior to the Closing Date in a jurisdiction in which the Acquired Entity did not file such Tax Return prior to Closing, except in each case as would not increase the Liability of the Sellers for Taxes in any material respect.

7.3        No Disclosure. From and after the date hereof until the Closing Date, no Party nor any Affiliate thereof shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law (including securities Laws) or the rules of any securities exchange (in which case such Party shall use its best efforts to advise the other Parties prior to making the disclosure). From and after the Closing Date, none of the Sellers or any Affiliate thereof shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser; provided, however, that the Sellers or any Affiliate thereof may make any public disclosure it believes in good faith is required by Law (in which case such Party shall use its best efforts to advise the other Parties prior to making the disclosure).

7.4        Access to Books and Records Post-Closing.

(a)    For a period of five (5) years after the Closing Date, Purchaser shall retain, or cause the Acquired Entities to retain, all accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Acquired Entities, in each case prior to the Closing Date. After the Closing Date, Purchaser shall permit Sellers and their representatives to have reasonable access to, and to inspect and copy, at Sellers’ expense, any books and records referred to in this Section 7.4(a) that any Sellers require for financial reporting, Tax, or accounting purposes (which such materials, for the avoidance of doubt, shall be subject to the provisions of Section 6.6).

(b)    If after the Closing any party hereto is contesting or defending against any Action relating to (i) any transaction contemplated by the Transaction Documents or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving the Acquired Entities or the Business, each other party hereto shall (1) reasonably cooperate with the contesting or defending party and its counsel in, and reasonably assist the contesting or defending party and its counsel with, the contest or defense, (2) make available such other party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), during reasonable business hours, and (3) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending party is seeking indemnification under Article X or involving a dispute between Purchaser and the Sellers.

7.5        Insurance Reserves. Purchaser acknowledges and agrees that none of the Sellers, the Companies nor any of their Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement or the other Transaction Documents or any other agreement, document or instrument to be delivered pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Sellers, the Companies or any of their Affiliates, for any purpose of this Agreement and the other Transaction Documents, or any other agreement, document or instrument to be delivered pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, with respect to (i) the adequacy or sufficiency of the reserves of NCTIC, (ii) the effect of the adequacy or sufficiency of the reserves of NCTIC on any “line item” or asset, liability or equity amount or (iii) the future experience or profitability arising from NCTIC or that the reserves of NCTIC or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible; provided, however, nothing within this Section 7.5 shall negate or nullify any claim by Purchaser in respect of Fraud.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS

8.1        Conditions to Each Party’s Obligations’. The obligations of Purchaser and Sellers to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)    All necessary regulatory approvals in respect of the acquisition of each Acquired Entity that may be required by statute, regulation, Governmental Order or otherwise, and all other governmental consents, Orders or rulings necessary to effect the Transactions, shall have been duly obtained, made or given and shall be in full force and effect at the Closing.

(b)    No Governmental Authority of competent jurisdiction shall have enacted, issued or entered any Governmental Order or applicable statute, rule or regulation that, in any case, is in effect and enjoins or otherwise prohibits the consummation of the Transactions.

8.2        Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a)    The representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by any Seller or any Company pursuant to this Agreement (other than Fundamental Representations) shall be true and correct in all material respects (without regard to any qualifications or references to “Material Adverse Effect,” “material” or other materiality qualifications or references contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for those failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    The Fundamental Representations shall be true and correct in all material respects (except Fundamental Representations that contain materiality or Material Adverse Effect qualifiers, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for (i) Fundamental Representations made only as of a specified date, which shall be true and correct as of the specified date and (ii) the Fundamental Representations set forth in Section 4.5 (Capitalization) or Section 4.13 (Brokers’ Fees), which, notwithstanding the foregoing provisions of this Section 8.2(b), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date).

(c)    The covenants of each Seller and each Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)    Each Seller shall have delivered to Purchaser a certificate signed by such Seller, dated the Closing Date, certifying that the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) have been fulfilled.

(e)    The Sellers shall have delivered, or caused to be delivered, to Purchaser the items listed in Section 3.2.

(f)    Except as provided on Schedule 8.2(f), each of the Contracts set forth on Schedule 4.22 shall have been terminated and have no further force or effect.

(g)    Since the date hereof, no Material Adverse Effect shall have occurred.

(h)    Except as provided on Schedule 8.2(h), all intercompany accounts between any Seller or any Related Person of any Seller (other than the Acquired Entities), on the one hand, and any of the Acquired Entities, on the other hand, shall have been paid in full or otherwise satisfied or extinguished, and reasonable evidence of the foregoing shall have been delivered to Purchaser.

8.3        Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Sellers:

(a)    The representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant to this Agreement shall be true and correct in all material respects (except representations and warranties that contain materiality qualifiers, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date).

(b)    The covenants of Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    Purchaser shall have delivered to the Sellers a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.

(d)    Purchaser shall have delivered, or caused to be delivered, to the Sellers (and the other Persons contemplated in Section 3.3) the items listed in Section 3.3.

8.4        Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement, including failure to use reasonable best efforts or commercially reasonable efforts, as the case may be, to consummate the Transactions as required by and subject to Section 7.1.

ARTICLE IX.
TERMINATION/EFFECTIVENESS

9.1        Termination. This Agreement may be terminated and the Transactions abandoned:

(a)    by either Purchaser or the Sellers, respectively, if a material breach of any provision of this Agreement has been committed by any Seller (or any Company) or Purchaser, respectively, and such breach has not been waived in writing or cured on or before the earlier to occur of (i) twenty (20) days after written notice of such breach has been delivered to the breaching Party or (ii) the date that is one hundred twenty (120) days following the date of this Agreement (the date in this clause (ii), the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(a) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(b)    by Purchaser if any of the conditions in Section 8.1 have not been satisfied on or before the Termination Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived in writing such condition on or before the Termination Date; provided, however, that, the Termination Date shall be extended an additional sixty (60) days in the event that the Closing has not occurred solely due to the failure to obtain any necessary approvals from Governmental Authorities under Section 8.1(a) and such approvals remain pending;

(c)    by Sellers if any of the conditions in Section 8.2 have not been satisfied on or before the Termination Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of any Seller or any Company to comply with its obligations under this Agreement) and Sellers have not waived in writing such condition on or before the Termination Date; provided, however, that, the Termination Date shall be extended an additional sixty (60) days in the event that the Closing has not occurred solely due to the failure to obtain any necessary approvals from Governmental Authorities under Section 8.1(a) and such approvals remain pending; or

(d)    by written consent of the Sellers and Purchaser.

9.2        Effect of Termination. Except as otherwise set forth in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its respective Affiliates, officers, directors, partners, managers or members, other than Liability of any Seller or Purchaser, as the case may be, for any breach of this Agreement occurring prior to such termination. Prior to the termination of this Agreement in accordance with its terms, nothing in this Section 9.2 shall be deemed to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement as and only to the extent such right is expressly available under Section 11.13. The provisions of this Section 9.2 and Article XI, and the Confidentiality Agreement, shall survive any termination of this Agreement.

ARTICLE X.

INDEMNIFICATION

10.1       Survival of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement contained herein and any certificate required to be delivered under this Agreement related to any such representation, warranty, covenant or agreement will survive the Closing and continue in full force and effect; provided, however, that (i) any claim by a Purchaser Indemnified Party under Section 10.2(a)(i), other than with respect to a claim relating to a Fundamental Representation, may be made on or before the date that is twelve (12) months after the Closing Date and not thereafter, (ii) any claim by a Purchaser Indemnified Party under Section 10.2(a)(i) relating to a breach of Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.5 (Capitalization), Section 4.12 (Taxes), Section 4.13 (Brokers’ Fees), the first sentence of Section 4.15 (Title to Assets), and Section 4.26 (Solvency) (collectively, the “Fundamental Representations”) may be made on or before the date that is the later of (A) five (5) years after the Closing Date or (B) sixty (60) days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations), and not thereafter, (iii) any claim by a Purchaser Indemnified Party under Section 10.2(a)(ii) or a Seller Indemnified Party under Section 10.2(b)(ii) may be made on or before the date that is eighteen (18) months after the Closing Date and not thereafter (except that such covenants and agreements to be performed following the Closing shall survive the Closing and continue thereafter in accordance with their terms), (iv) any claim by a Purchaser Indemnified Party under Sections 10.2(a)(iii) through (v) may be made on or before the date that is the later of (A) five (5) years after the Closing Date or (B) sixty (60) days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations), and not thereafter and (v) any claim by a Purchaser Indemnified Party relating to Fraud may be made at any time following the Closing and the Purchaser Indemnified Parties shall be entitled to indemnification therefor under this Article X indefinitely. The Liability of an indemnifying Party with respect to any indemnification claim timely made hereunder shall continue until the indemnifying Party’s Liability therefor has been finally determined and fully satisfied. The Purchaser Indemnified Parties’ rights to indemnification or payment of Damages under this Article X or any of their other rights shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by, on behalf of or for the benefit of Purchaser at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or agreement of any Seller in this Agreement.

10.2       Indemnification.

(a)    Subject to Section 10.4, from and after the Closing, each Seller, jointly and severally, shall indemnify, defend and hold Purchaser, the Acquired Entities, their respective Affiliates and each of their respective officers, directors, shareholders, managers, members, employees and agents (which, for the avoidance of doubt, shall not include any of the Sellers) (collectively, the “Purchaser Indemnified Parties”) harmless from, against and in respect of any Damages to the applicable Purchaser Indemnified Party arising from or related to any of the following:

(i)    any breach or inaccuracy of any representation or warranty any Seller has made in this Agreement (or pursuant to any certificates delivered pursuant to Section 8.2(d));

(ii)    any breach by any Seller (or by any Company, prior to the Closing) of any covenant or agreement of any Seller (or of any Company, prior to the Closing) in this Agreement;

(iii)    any Tax imposed on any Acquired Entity or which any Acquired Entity is obligated to pay, in respect of a taxable period ending on or prior to the Closing Date or the portion of a Straddle Period ending on and including the Closing Date, provided that (x) in the case of any such Taxes imposed on, or required to be paid by, TAV or Omega, the indemnifiable Damages shall equal 50% of the amount of such Tax (it being the intent of the Parties to reflect Sellers’ (and, after the Closing, Purchaser’s) indirect 50% ownership of each of TAV and Omega in connection with such recovery by the Purchaser Indemnified Parties), and (y) any extraordinary transaction outside the ordinary course of business that occurs on the Closing Date but after the Closing shall be considered to occur on the day following the Closing Date;

(iv)    any claim by a direct or indirect owner of Equity of any of NCTIC or NCTG that (A) such Person is entitled to consideration as a result of the Transactions or (B) the Transactions were not approved or consummated in accordance with the Organizational Documents of NCTIC or NCTG or applicable Laws; or

(v)    any (A) Debt of NCTIC or NCTG incurred prior to the Closing or (B) Transaction Expenses that are not included in the Reimbursable Transaction Expenses Amount for which the Acquired Entities may be liable.

The applicable Purchaser Indemnified Party may, in its sole discretion, elect which subsection of this Section 10.2(a) under which to bring a claim for indemnification if more than one subsection is applicable.

(b)    Subject to Section 10.4, from and after the Closing, Purchaser shall indemnify, defend and hold the Sellers, their respective Affiliates and each of their respective officers, directors, shareholders, managers, members, employees and agents (each, a “Seller Indemnified Party”) harmless from, against and in respect of any Damages arising from or related to (i) any breach or inaccuracy of any representation or warranty Purchaser has made in this Agreement (or pursuant to the certificate delivered pursuant to Section 8.3(c)), or (ii) any breach by Purchaser of any covenant or agreement of Purchaser in this Agreement.

(c)    The amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree (in their joint and absolute discretion). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

10.3       Indemnification Claim Procedures.

(a)    If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including the Indemnified Party’s best estimate, if reasonably estimable at such time, of the amount of Damages that may arise from such Action, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 10.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b)    Following the delivery of written notice to the applicable Indemnified Party acknowledging its liability under this Agreement in respect of Damages incurred by such Indemnified Party in connection with such Action, an Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall reasonably cooperate, at the Indemnitor’s sole expense, with the conduct of such defense by the Indemnitor or the settlement of such Action by the Indemnitor so long as (i) under applicable standards of professional conduct, no conflict of interest on any significant issue related to such defense exists between the Indemnitor, on the one hand, and the Indemnified Party, on the other hand; and (ii) the Indemnitor conducts the defense of the Action actively and diligently at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed) unless (x) such judgment, settlement or compromise involves only payment of money damages, (y) all such money damages will be the responsibility of, and paid in full by, the Indemnitor and (z) such judgment, settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within twenty (20) days after such notice is given, (A) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (B) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that if at any time the Indemnitor acknowledges in writing that such Action is a Damage subject to this Article X, the Indemnitor may thereafter join the defense of such Action. During the time the Indemnitor is conducting the defense of an Action, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim.

(c)    Solely with respect to third party claims, at the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

10.4       Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article X will be limited as follows:

(a)    Indemnification Cap. The aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(a)(i) (other than with respect to any claim arising from or relating to any Fundamental Representation) will not exceed $550,000 (the “Cap”). For the avoidance of doubt, the Cap shall not apply to claims or Damages arising from or relating to (i) Section 10.2(a)(i) in respect of any Fundamental Representation or (ii) any of Sections 10.2(a)(ii) through (v); provided, however, that, the Purchaser Indemnified Parties will not be entitled to indemnification under clauses (i) or (ii) above in excess of the Enterprise Value, other than with respect to Damages arising from or relating to Fraud, for which no cap shall apply.

(b)    Basket. Solely with respect to any claim made pursuant to Section 10.2(a)(i), the Purchaser Indemnified Parties shall not be entitled to seek indemnification pursuant to this Article X unless the aggregate amount of all Damages incurred by the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article X exceeds $25,000 (the “Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all Damages in excess of the Basket Amount; provided, however, that the limitations set forth in this Section 10.4(b) shall not apply to any claims or Damages arising from or relating to (i) Section 10.2(a)(i) in respect of any Fundamental Representation, (ii) any of Sections 10.2(a)(ii) through (v) or (iii) Fraud.

(c)    Punitive Damages. No Indemnified Party shall be entitled to indemnification for any exemplary or punitive damages except to the extent a third party is awarded such Damages from such Indemnified Party.

(d)    No Duplicate Claims. In the event a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Purchaser Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement. Sellers shall not be liable under this Article X for any Damages relating to any matter to the extent that the amount of such Damages were actually taken into account in the calculation of the Purchase Price as finally determined under Section 2.2 and Section 2.4.

(e)    Calculation of Damages. The amount of any Damages payable under this Article X by the Indemnitor shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any applicable costs of recovery or collection thereof), or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnitor, then such Indemnified Party shall promptly reimburse the Indemnitor for any such indemnification payment up to the amount actually received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, but, in the case of amounts received under applicable insurance policies, only to the extent such payments, together with all similar amounts previously received, are in excess of the aggregate deductibles or retentions under such insurance policies.

(f)    Duty to Mitigate. Purchaser and the Sellers shall take, or cause the applicable Indemnified Party to take, all steps to mitigate any Damage in accordance with common law duties under Delaware law upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that no Indemnified Party shall be required to initiate litigation in respect of such efforts.

(g)    Limitation on Damages (TAV and Omega). To the extent, and solely to the extent, the breach or inaccuracy of the representation or warranty in question pertains to TAV or Omega, such indemnifiable Damages shall be limited to 50% of the total amount of such Damages (it being the intent of the Parties to reflect Sellers’ (and, after the Closing, Purchaser’s) indirect 50% ownership of each of TAV and Omega in connection with recovery by the Purchaser Indemnified Parties).

10.5       Tax Treatment of Indemnity Payments. Purchaser and the Sellers agree to treat any payments made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law).

10.6      No Recourse Against the Acquired Entities. The Sellers hereby (a) disclaim any reliance whatsoever upon the truth or accuracy of any of the representations or warranties given or made by any Acquired Entity or the Sellers in this Agreement, and (b) effective as of the Closing, irrevocably waive any and all defenses or right to recourse with respect to any misrepresentation or breach of any representation or warranty, or breach of or noncompliance with any agreements or covenants, given or made by any of the Sellers or any of the Acquired Entities in this Agreement. Each Seller further agrees that it will not be entitled to contribution from, subrogation to or recovery against any Acquired Entity with respect to any Damages imposed on or incurred by such Seller in connection with this Agreement or the Transactions.

10.7      Disregard Materiality. For purposes of determining (a) the amount of any Damages that is the subject matter of a claim for indemnification under this Article X based on a breach or inaccuracy of any representation or warranty contained in this Agreement and (b) whether a breach or inaccuracy of any such representation or warranty has occurred or exists, each such representation and warranty shall be read without regard and without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted therefrom).

10.8       Right of Setoff. In addition to the other provisions of this Article X, upon notice to the Sellers specifying in reasonable detail Purchaser’s or any Purchaser Indemnified Party’s good faith basis for such setoff, Purchaser or any Purchaser Indemnified Party, as applicable, may setoff and recoup against any amount payable to the Sellers or any Seller Indemnified Party, including any amounts payable pursuant to Section 2.4, all amounts payable by any of Purchaser, any Purchaser Indemnified Party or any of their respective Affiliates pursuant to this Article X. In the event Purchaser or any Purchaser Indemnified Party exercises the foregoing rights set forth in this Section 10.8 and it is later determined (either by agreement of the Parties or by a final order of a court of competent jurisdiction) that the exercise of such rights was improper, simple interest shall accrue on the improperly setoff amount, at rate of six percent (6%) per annum, commencing on the date the improper setoff occurred and accruing until the improperly setoff amount is paid in full to Sellers.

10.9       Indemnification Sole and Exclusive Remedy. The indemnification provided in this Article X shall be the exclusive remedy from and after the Closing available to any Party in connection with any Damages arising out of this Agreement; provided, however, that this Section 10.9 shall not (a) in any way limit any Person’s rights against any other Person in respect of Fraud by such other Person or any rights such Person may have under any other agreement or (b) be deemed to supersede or modify the dispute resolution procedures set forth in Section 2.4 hereof (which procedures shall govern the resolution of disputes thereunder). Notwithstanding the foregoing, nothing in this Section 10.9 shall limit or restrict the ability or right of any Party to seek injunctive or other equitable relief for any breach or threatened breach of any of the provisions of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.2       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, (d) when delivered by email (solely if receipt is confirmed), addressed as follows:

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(i)         If to Purchaser or, following the Closing, either Company, to:

HG Holdings, Inc.

2115 East 7th Street Suite 101

Charlotte, NC 28204

Attention: Steven A. Hale II

Email: steve@halepartnership.com

with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202

Attention: Ryan M. Smith

Email: ryansmith@mvalaw.com

(ii)         If to the Sellers or, prior to the Closing, either Company, to:

Southern Fidelity Insurance Company

2750 Chancellorsville Drive

Tallahassee, Florida 32312

Attention: Byron Wells

Email: bwells@pmains.com

with a copy (which shall not constitute notice) to:

William Bennett Carter, Jr.

2750 Chancellorsville Drive

Tallahassee, Florida 32312

Email: bcarter@pmains.com

or to such other address or addresses as the Parties may from time to time designate in writing.

11.3       Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.4       Rights of Third Parties. Except as set forth in Section 6.5 and Article X, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.5       Expenses. Whether or not the Transactions are consummated, and except as otherwise expressly provided in this Agreement, each Party will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents or the Transactions; provided, however, that in the event that this Agreement is terminated in accordance with its terms and such termination is not attributable to, or caused by, any breach of this Agreement by any Seller or any Company, then Purchaser shall reimburse Sellers for their reasonable, documented, out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement in an aggregate amount not to exceed $75,000.

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11.6       Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic means shall be effective as manually executed signatures in person for all purposes.

11.8       Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure set forth in any particular section of a Schedule shall be deemed to be disclosed for any other section of the Schedules to the extent that its relevance or applicability to such other section of the Schedules is reasonably apparent on its face (and without reference to any underlying document or instrument referenced in such disclosure). Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement.

11.9       Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain letter agreement concerning confidentiality and non-disclosure dated on or about October 13, 2020, between Hale Partnership Capital Management (on behalf of Purchaser) and SFIC (the “Confidentiality Agreement”) constitute the entire agreement by or among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between or among the Parties except as expressly set forth in this Agreement (together with the Schedules and Annexes to this Agreement) and the Confidentiality Agreement.

11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.11     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement (without additional consideration) to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

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11.12      Jurisdiction. Any proceeding or action based upon, arising out of or related to this Agreement or the Transactions may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.12. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER OR RELATED TO THIS AGREEMENT. For the avoidance of doubt, the provisions of this Section 11.12 shall not be deemed to supersede or modify the dispute resolution procedures set forth in Section 2.4 hereof (which procedures shall govern the resolution of disputes thereunder).

11.13     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce and require specific performance with respect to the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at Law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

HG HOLDINGS, INC.

By: /s/ Steven A. Hale II
Name: Steven A. Hale II
Title: Chief Executive Officer

COMPANIES:

NATIONAL CONSUMER TITLE INSURANCE
COMPANY

By: /s/ Byron Wells
Name: Byron Wells
Title: COO

NATIONAL CONSUMER TITLE GROUP, LLC

By: /s/ Byron Wells
Name: Byron Wells
Title: COO

SELLERS:

SOUTHERN FIDELITY INSURANCE COMPANY

By: /s/ Byron Wells
Name: Byron Wells
Title: COO

SOUTHERN FIDELITY MANAGING AGENCY, LLC

By: /s/ Byron Wells
Name: Byron Wells
Title: COO

PREFERRED MANAGING AGENCY, LLC

By: /s/ Byron Wells
Name: Byron Wells
Title: COO